REVOLVING CREDIT AGREEMENT

DATED AS OF OCTOBER 29, 2004

AMONG

JOHNSON OUTDOORS INC.,

THE SUBSIDIARY BORROWERS

FROM TIME TO TIME PARTIES HERETO,

and

LASALLE BANK NATIONAL ASSOCIATION

i

(Continued)

(Continued)

(Continued)

(Continued)

v

(Continued)

Exhibits

Exhibit A Form of Borrowers’ Counsel’s Opinion

Exhibit B Form of Compliance Certificate

Exhibit C Form of Loan/Credit Related Money Transfer Instruction

Exhibit D Form of Promissory Note

Exhibit E List of Closing Documents

Exhibit F Form of Guaranty

Exhibit G Form of Assumption Letter

Schedules

Pricing Schedule

Commitment Schedule

Eurocurrency Payment Office Schedule

Schedule 1.1 Subsidiary Borrowers

Schedule 5.4 Financial Statements

Schedule 5.7 Litigation

Schedule 5.8 Subsidiaries

Schedule 5.14 ERISA Matters

Schedule 5.16 Environmental Matters

Schedule 6.12 Existing Indebtedness

Schedule 6.15 Existing Investments

Schedule 6.16 Existing Liens

REVOLVING CREDIT AGREEMENT

        This Revolving Credit Agreement, dated as of October 29, 2004, is among JOHNSON OUTDOORS INC., one or more other Subsidiary Borrowers from time to time parties hereto (whether now existing or hereafter formed), and LASALLE BANK NATIONAL ASSOCIATION, a national banking association having its principal office in Chicago, Illinois. The parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

        1.1      Certain Defined Terms. As used in this Agreement:

        “Accounting Changes” is defined in Section 10.8 hereof.

        “Acquisition”means any transaction, or any series of related transactions, consummated on or after the date of this Agreement, by which the Company or any of its Subsidiaries (i) acquires any going business or all or substantially all of the assets of any firm, corporation or limited liability company, or division thereof, whether through purchase of assets, merger or otherwise or (ii) directly or indirectly acquires (in one transaction or as the most recent transaction in a series of transactions) at least a majority (in number of votes) of the securities of a corporation which have ordinary voting power for the election of directors (other than securities having such power only by reason of the happening of a contingency) or a majority (by percentage of voting power) of the outstanding ownership interests of a partnership or limited liability company.

        “Advance”means a borrowing hereunder consisting of the aggregate amount of several Loans (i) made by the Lender on the same Borrowing Date, or (ii) converted or continued by the Lender on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurocurrency Loans, in the same Agreed Currency and for the same Interest Period.

        “Affiliate”of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person. A Person shall be deemed to control another Person if the controlling Person is the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of five percent (5%) or more of any class of voting securities (or other voting interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of voting securities, by contract or otherwise.

        “Agreed Currencies” means (i) Dollars, (ii) so long as such currencies remain Eligible Currencies, Australian Dollars, British Pounds Sterling, Canadian Dollars, German Deutsche Marks, Dutch Guilders, French Francs, Swiss Francs, Japanese Yen, and, from and after becoming generally available in the international currency and exchange markets, the euro, and (iii) any other Eligible Currency which the applicable Borrower requests the Lender to include as an Agreed Currency hereunder and which is acceptable to the Lender. For the purposes of this definition, each of the specific currencies referred to in clause (ii), above, shall mean and be deemed to refer to the lawful currency of the jurisdiction referred to in connection with such currency, e.g., “Australian Dollars” means the lawful currency of Australia.

        “Agreement”means this Revolving Credit Agreement, as it may be amended, restated, supplemented or otherwise modified and as in effect from time to time.

        “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States from time to time, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4; provided, however, that except as provided in Section 10.8, with respect to the calculation of financial ratios and other financial tests required by this Agreement, “Agreement Accounting Principles” means generally accepted accounting principles as in effect in the United States as of the date of this Agreement, applied in a manner consistent with that used in preparing the financial statements of the Company referred to in Section 5.4 hereof.

        “Alternate Base Rate” means, for any day, a fluctuating rate of interest per annum equal to the higher of (i) the Prime Rate for such day and the sum of (a) the Federal Funds Effective Rate for such day and (b) one-half of one percent (0.5%) per annum.

        “Applicable Commitment Fee Rate” means, at any time, the percentage rate per annum at which Commitment Fees are accruing on the unused portion of the Commitment at such time as set forth in the Pricing Schedule.

        “Applicable Margin” means, with respect to Eurocurrency Advances at any time, the percentage rate per annum which is applicable at such time with respect to Eurocurrency Advances as set forth in the Pricing Schedule.

        “Applicable Performance LC Fee” means, with respect to Performance LCs at any time, the percentage rate per annum which is applicable at such time with respect to Performance LCs as set forth in the Pricing Schedule.

        “Approximate Equivalent Amount” of any currency with respect to any amount of Dollars shall mean the Equivalent Amount of such currency with respect to such amount of Dollars on or as of such date, rounded up to the nearest whole unit of such currency as determined by the Lender from time to time.

        “Article”means an article of this Agreement unless another document is specifically referenced.

        “Assumption Letter” means a letter of a Subsidiary of the Company addressed to the Lender, and acknowledged by the Lender, in substantially the form of Exhibit G hereto, pursuant to which such Subsidiary agrees to become a “Subsidiary Borrower” and agrees to be bound by the terms and conditions hereof.

        “Authorized Officer” means any of the chief executive officer, president, chief operating officer, chief financial officer, chief accounting officer or treasurer of the Company, acting singly.

        “Available Commitment” means, at any time, the Commitment then in effect minus the Outstanding Credit Exposure at such time.

        “Benefit Plan” shall mean a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) in respect of which the Company or any ERISA Affiliate is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

        “Borrower”means, as applicable, any of the Company or any of the Subsidiary Borrowers, together with their respective permitted successors and assigns, and “Borrowers” means, collectively, the Company and the Subsidiary Borrowers.

        “Borrowing Date” means a date on which an Advance is made hereunder.

        “Borrowing Notice”is defined in Section 2.9.1.

        “Business Day” means (i) with respect to any borrowing, payment or rate selection of Eurocurrency Advances, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in Dollars and the other Agreed Currencies are carried on in the London interbank market (and, if the Advances which are the subject of such borrowing, payment or rate selection are denominated in euro, a day upon which such clearing system as is determined by the Lender to be suitable for clearing or settlement of the euro is open for business) and (ii) for all other purposes, a day (other than a Saturday or Sunday) on which banks generally are open in Chicago, Illinois for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

        “Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

        “Capital Stock” means (i) in the case of a corporation, corporate stock, (ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership, partnership interests (whether general or limited) and (iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        “Cash Equivalent Investments” means, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition, (ii) time deposits and certificates of deposit of any investment grade commercial bank having, or which is the principal banking subsidiary of an investment grade bank holding company organized under the laws of the United States, any State thereof, the District of Columbia or any foreign jurisdiction having capital, surplus and undivided profits aggregating in excess of $500,000,000, with maturities of not more than one year from the date of acquisition by such Person, (iii) repurchase obligations with a term of not more than ninety (90) days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (ii) above, provided that such repurchase obligations are secured by a first priority security interest in such underlying securities which have, on the date of purchase thereof, a fair market value of at least 100% of the amount of the repurchase obligations, (iv) commercial paper issued by any Person incorporated in the United States rated at least A-1 by S&P or P-1 by Moody’s and in each case maturing not more than 270 days after the date of acquisition by such Person, (v) investments in money market funds substantially all of the assets of which are comprised of securities of the types described in clauses (i) through (iv) above, and (vi) demand deposit accounts maintained in the ordinary course of business.

        “Change”is defined in Section 3.2.

        “Change in Control” means (i) the Johnson Family shall at any time fail to own stock having, in the aggregate, votes sufficient to elect at least a fifty-one percent (51%) majority of the Board of Directors of the Company, (ii) the acquisition by any Person, or two or more Persons acting in concert, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934), directly or indirectly, of thirty percent (30%) or more of the outstanding shares of voting stock of the Company; or (iii) the majority of the Board of Directors of the Company fails to consist of Continuing Directors; or (iv) except as expressly permitted under the terms of this Agreement, the Company consolidates with or merges into another Person or conveys, transfers or leases all or substantially all of its property to any Person, or any Person consolidates with or merges into the Company, in either event pursuant to a transaction in which the outstanding Capital Stock of the Company is reclassified or changed into or exchanged for cash, securities or other property; or (v) except as otherwise expressly permitted under the terms of this Agreement, the Company shall cease to own and control, directly or indirectly, all of the economic and voting rights associated with all of the outstanding Capital Stock of each of the Company’s Subsidiaries or shall cease to have the power, directly or indirectly, to elect all of the members of the board of directors of each of the Company’s Subsidiaries.

        “Closing Date” means October 29, 2004.

        “Collateral Shortfall Amount” is defined in Section 8.1.

        “Commitment”means the obligation of the Lender to make Revolving Loans to a Borrower in an aggregate amount not exceeding the amount set forth on the Commitment Schedule, as such amount may be modified from time to time pursuant to the terms hereof.

        “Commitment Fee” is defined in Section 2.6.1.

        “Commitment Schedule”means the Schedule identifying the Lender’s Commitment as of the Closing Date attached hereto and identified as such.

        “Company”means Johnson Outdoors Inc., a Wisconsin corporation, and its permitted successors and assigns (including, without limitation, a debtor-in-possession on its behalf).

        “Computation Date” is defined in Section 2.3.

        “Consolidated Net Income”means, with reference to any period, the net after-tax income (or loss) of the Company and its Subsidiaries calculated on a consolidated basis for such period determined in accordance with Agreement Accounting Principles.

        “Consolidated Net Worth” means, as of the date of any determination thereof, the amount of the par or stated value of all outstanding capital stock, capital surplus and retained earnings of the Company and its Subsidiaries, net of all cumulative translation adjustments and contingent compensation adjustments determined on a consolidated basis in accordance with Agreement Accounting Principles.

        “Consolidated Tangible Assets” means the Consolidated Total Assets of the Company, excluding all items that are treated as intangibles under Agreement Accounting Principles.

        “Consolidated Tangible Net Worth” means the consolidated stockholders’ equity of the Company and its Subsidiaries minus, to the extent included as assets in determining Consolidated Net Worth, the net book value of all (i) goodwill, including, without limitation, the excess of cost over book value of any asset, (ii) organization or experimental expenses, (iii) unamortized debt discount and expense, (iv) patents, trademarks, trade names and copyrights, (v) treasury stock, (vi) franchises, licenses and permits, and (vii) other assets which are deemed intangible assets under Agreement Accounting Principles.

        “Consolidated Total Assets” means the total amount of all assets of the Company and its consolidated Subsidiaries, and including amounts attributable to minority interests in Affiliates of the Company to the extent deducted in calculating the Consolidated Total Assets of the Company and its Subsidiaries but only to the extent such Affiliate shall be a Guarantor hereunder, calculated on a consolidated basis as of such time in accordance with Agreement Accounting Principles.

        “Continuing Director” means, with respect to any Person as of any date of determination, any member of the board of directors of such Person who (a) was a member of such board of directors on the Closing Date, or (b) was nominated for election or elected to such board of directors with the approval of the required majority of the Continuing Directors who were members of such board at the time of such nomination or election; provided that any individual who is so elected or nominated in connection with a merger, consolidation, acquisition or similar transaction shall not be a Continuing Director unless such individual was a Continuing Director prior thereto.

        “Contractual Obligation” of any Person shall mean any provision of any security issued by such Person or of any agreement, instrument or undertaking under which such Person is obligated or by which it or any of the property owned by it is bound.

        “Conversion/Continuation Notice” is defined in Section 2.10.

        “Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

        “Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

        “Default”means an event described in Article VII.

        “Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Facility Termination Date.

        “DOL”shall mean the United States Department of Labor and any successor department or agency.

        “Dollar Amount” of any currency at any date shall mean (i) the amount of such currency if such currency is Dollars or (ii) the equivalent in such currency of such amount of Dollars if such currency is any currency other than Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Lender for such currency on the London market at 11:00 a.m., London time, on or as of the most recent Computation Date provided for in Section 2.3.

        “Dollars”and “$”shall mean the lawful currency of the United States of America.

        “Domestic Subsidiary” means a Subsidiary of the Company organized under the laws of a jurisdiction located in the United States of America.

        “EBITDA”shall mean, for any period for the Company and its consolidated Subsidiaries, the sum of the amounts for such period, without duplication, calculated in each case in accordance with Agreement Accounting Principles, of (i) Net Income, plus (ii) Interest Expense to the extent deducted in computing Net Income, plus (iii) charges against income for foreign, federal, state and local taxes to the extent deducted in computing Net Income, plus (iv) depreciation expense to the extent deducted in computing Net Income, plus (v) amortization expense, including, without limitation, amortization of goodwill and other intangible assets to the extent deducted in computing Net Income, plus (vi) any other non-recurring charges to the extent deducted in computing Net Income, minus (vii) any non-recurring credits to the extent added in computing Net Income, plus (viii) non-recurring after-tax losses (or minus non-recurring after-tax gains); provided, that the aggregate adjustment pursuant to clauses (vi) through (viii) of this definition shall not exceed $2,000,000 for the four-quarter period ending on such date (exclusive of any such adjustments for the closing of the Escape Sailboats operation in Portsmouth, Rhode Island and the closing of certain of the Necky Kayak operations located in Abbotsfort, British Columbia (collectively, the “Identified Plants”) in an aggregate amount not to exceed $2,500,000).

        “Eligible Currency” means any currency other than Dollars (i) that is readily available, (ii) that is freely traded, (iii) in which deposits are customarily offered to banks in the London interbank market, (iv) which is convertible into Dollars in the international interbank market and (v) as to which an Equivalent Amount may be readily calculated. If, after the designation by the Lender of any currency as an Agreed Currency, (x) currency control or other exchange regulations are imposed in the country in which such currency is issued with the result that different types of such currency are introduced, (y) such currency is, in the determination of the Lender, no longer readily available or freely traded or (z) in the determination of the Lender, an Equivalent Amount of such currency is not readily calculable, the Lender shall promptly notify the Borrowers, and such currency shall no longer be an Agreed Currency until such time as the Lender agrees to reinstate such currency as an Agreed Currency and promptly, but in any event within five Business Days of receipt of such notice from the Lender, the Borrowers shall repay all Loans in such affected currency or convert such Loans into Loans in Dollars or another Agreed Currency, subject to the other terms set forth in Article II.

        “Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to (i) the protection of the environment, (ii) the effect of the environment on human health, (iii) emissions, discharges or releases of pollutants, contaminants, hazardous substances or wastes into surface water, ground water or land, or (iv) the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, hazardous substances or wastes or the clean-up or other remediation thereof.

        “Equivalent Amount” of any currency with respect to any amount of Dollars at any date shall mean the equivalent in such currency of such amount of Dollars, calculated on the basis of the arithmetical mean of the buy and sell spot rates of exchange of the Lender for such other currency at 11:00 a.m., London time, on the date on or as of which such amount is to be determined.

        “ERISA”means the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        “ERISA Affiliate” shall mean any (i) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the IRC) as the Company, (ii) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the IRC) with the Company, and (iii) member of the same affiliated service group (within the meaning of Section 414(m) of the IRC) as the Company, any corporation described in clause (i) above or any partnership or trade or business described in clause (ii) above.

        “Euro”and/or “EUR” means the euro referred to in Council Regulation (EC) No. 1103/97 dated June 17, 1997 passed by the Council of the European Union, or, if different, the then lawful currency of the member states of the European Union that participate in the third stage of Economic and Monetary Union.

        “Eurocurrency” means any Agreed Currency.

        “Eurocurrency Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.

        “Eurocurrency Loan” means a Loan which, except as otherwise provided in Section 2.12, bears interest at a Eurocurrency Rate requested by a Borrower pursuant to Sections 2.9 and 2.10.

        “Eurocurrency Payment Office” of the Lender shall mean, for each of the Agreed Currencies, the office, branch, affiliate or correspondent bank of the Lender specified as the “Eurocurrency Payment Office” for such currency on the Eurocurrency Payment Office Schedule hereto or such other office, branch, affiliate or correspondent bank of the Lender as it may from time to time specify to the Borrowers as its Eurocurrency Payment Office.

        “Eurocurrency Payment Office Schedule” means the Schedule identifying the Eurocurrency Payment Office of the Lender for each of the Agreed Currencies attached hereto identified as such.

        “Eurocurrency Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the sum of (i) the quotient of (a) the Eurocurrency Reference Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the then Applicable Margin, changing as and when the Applicable Margin changes.

        “Eurocurrency Reference Rate” means, with respect to a Eurocurrency Advance for the relevant Interest Period, the applicable British Bankers’ Association Interest Settlement Rate for deposits in the applicable Agreed Currency appearing on Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD or the applicable Reuters Screen for such Agreed Currency is not available to the Lender for any reason, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in the Applicable Agreed Currency as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available, the applicable Eurocurrency Reference Rate for the relevant Interest Period shall instead be the rate determined by the Lender to be the rate at which it offers to place deposits in the applicable Agreed Currency with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the Lender’s relevant Eurocurrency Loan and having a maturity equal to such Interest Period.

        “Excluded Taxes” means, in the case of the Lender or applicable Lending Installation and the Lender, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which the Lender is incorporated or organized or any political combination or subdivision or taxing authority thereof or (ii) the jurisdiction in which the Lender’s principal executive office or the Lender’s applicable Lending Installation is located or in which, other than as a result of the transaction evidenced by this Agreement, the Lender otherwise is, or at any time was, engaged in business.

        “Exhibit”refers to an exhibit to this Agreement, unless another document is specifically referenced.

        “Existing Credit Agreement” means that certain 3-Year Revolving Credit Agreement dated as of August 31, 2001 among the Company, the subsidiary borrowers parties thereto, the lenders parties thereto, and Bank One, NA, as Administrative Agent, as the same has been amended, restated, supplemented or otherwise modified from time to time.

        “Facility LC” is defined in Section 2.21.1.

        “Facility LC Application” is defined in Section 2.21.3.

        “Facility LC Collateral Account” is defined in Section 2.21.11.

        “Facility Termination Date” means the earlier of (a) October 28, 2005, and (b) the date of termination in whole of the Commitment pursuant to Sections 2.6 or 8.1 hereof.

        “Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (Chicago time) on such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender in its sole discretion.

        “Financial Contract” of a Person means (i) any exchange-traded or over-the-counter futures, forward, swap or option contract or other financial instrument with similar characteristics or (ii) any agreements, devices or arrangements providing for payments related to fluctuations of interest rates, exchange rates, forward rates or commodity prices, including, but not limited to, interest rate swap or exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency, interest rate options puts or warrants.

        “Fixed Charge Coverage Ratio” is defined in Section 6.21.2.

        “Floating Rate” means, for any day, a rate per annum equal to the Alternate Base Rate for such day, changing when and as the Alternate Base Rate changes.

        “Floating Rate Advance” means an Advance which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

        “Floating Rate Loan” means a Loan or portion thereof, which, except as otherwise provided in Section 2.12, bears interest at the Floating Rate.

        “Foreign Pension Plan” means any employee benefit plan as described in Section 3(3) of ERISA for which the Company or any member of its Controlled Group is a sponsor or administrator and which (i) is maintained or contributed to for the benefit of employees of the Company, any of its respective Subsidiaries or any member of its Controlled Group, (ii) is not covered by ERISA pursuant to Section 4(b)(4) of ERISA, and (iii) under applicable local law, is required to be funded through a trust or other funding vehicle.

        “Foreign Subsidiary” means a Subsidiary of the Company which is not a Domestic Subsidiary.

        “Funded Debt”of any Person shall mean, without duplication (a) all Indebtedness for or in respect of borrowed money or which has been incurred in connection with the acquisition of property or assets, in each case having a final maturity of more than one year from the date of origin thereof (or which is renewable or extendible at the option of the obligor for a period or periods more than one year from the date of origin), including all payments in respect thereof that are required to be made within one year from the date of any determination of Funded Debt, whether or not the obligation to make such payment shall constitute a current liability of the obligor under Agreement Accounting Principles; provided that any portion of such obligations incurred in connection with the acquisition of property or assets specifically including, without limitation, obligations which have been incurred by such Person in connection with any sale, transfer or issuance of capital stock in accordance with the terms of this Agreement and which are at the date of any determination of Funded Debt contingent as to amount or as to payment shall not be treated as Funded Debt on such date, (b) all Capitalized Lease Obligations, (c) all guaranties by such Person of Funded Debt of others, (d) all obligations of such Person with respect to receivables sold or otherwise discounted with recourse, (e) all obligations of such Person in an aggregate amount in excess of $1,000,000 with respect to all standby letters of credit and (f) all Disqualified Stock.

        “Guarantor”shall mean the Company and each Domestic Subsidiary (other than Uwatec USA, Inc.) as of the Closing Date and each other Subsidiary that has become a guarantor of the Obligations hereunder in accordance with the terms of Section 6.10.

        “Guaranty”means that certain Guaranty (and any and all supplements thereto) executed from time to time by each Guarantor (other than the Company) in favor of the Lender, in substantially the form of Exhibit F attached hereto, as amended, restated, supplemented or otherwise modified from time to time.

        “Identified Plants” is defined in the definition of “EBITDA.”

        “Indebtedness”of a Person means, without duplication, (a) the obligations of such Person (i) for borrowed money or which has been incurred in connection with the acquisition of property or assets, (ii) under or with respect to notes payable and drafts accepted which represent extensions of credit (whether or not representing obligations for borrowed money) to such Person, (iii) constituting reimbursement obligations with respect to letters of credit issued for the account of such Person or (iv) for the deferred purchase price of property or services (other than current accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (b) the obligations of others, whether or not assumed, secured by Liens on property of such Person or payable out of the proceeds of, or production from, property or assets now or hereafter owned or acquired by such Person, (c) the Capitalized Lease Obligations of such Person, (d) the obligations of such Person under guaranties by such Person of any Indebtedness (other than obligations for borrowed money incurred to finance the purchase of property leased to such Person pursuant to a Capitalized Lease of such Person) of any other Person, (e) all Off-Balance Sheet Liabilities of such Person, (f) all Disqualified Stock and (g) any other obligation or other financial accommodation which in accordance with Agreement Accounting Principles would be shown as a liability on the consolidated balance sheet of such Person.

        “Interest Expense” means, for any period for any group of Persons, the total gross interest expense of such group of Persons, whether paid or accrued, including, without duplication, the interest component of Capitalized Leases, commitment and letter of credit fees, the discount or implied interest component of Off-Balance Sheet Liabilities, capitalized interest expense, pay-in-kind interest expense, amortization of debt discount and net payments (if any) pursuant to Financial Contracts relating to interest rate protection, all as determined in conformity with Agreement Accounting Principles.

        “Interest Period” means, with respect to a Eurocurrency Advance, a period of one, two, three or six months or such other period agreed to by the Lender and the Borrowers, commencing on a Business Day selected by the applicable Borrower pursuant to this Agreement. Such Interest Period shall end on but exclude the day which corresponds numerically to such date one, two, three or six months or such other agreed upon period thereafter, provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month or such other succeeding period, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month or such other succeeding period. If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day, provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

        “Investment”of a Person means any loan, advance (other than commission, travel and similar advances to officers and employees made in the ordinary course of business), extension of credit (other than accounts receivable arising in the ordinary course of business on terms customary in the trade, but including accounts receivable from other Persons which are not current assets or did not arise from sales to such other Person in the ordinary course of business) or contribution of capital by such Person; stocks, bonds, mutual funds, partnership interests, notes, debentures or other securities owned by such Person; any deposit accounts and certificate of deposit owned by such Person; structured notes, Financial Contracts, derivative financial instruments and other similar instruments or contracts owned by such Person; any other direct or indirect purchase or acquisition by such Person of any assets other than assets used in the ordinary course of business; and any non-arms length transaction by such Person with another Person or any other transfer of assets by such Person in another Person, with the amount of such Investment being an amount equal to the net benefit derived by such other Person resulting from any such transactions.

        “IRC”shall mean the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

        “IRS”shall mean the United States Internal Revenue Service and any successor agency.

        “Johnson Family” shall mean at any time, collectively, Mrs. Samuel C. Johnson, and the children and grandchildren of Mr. and Mrs. Samuel C. Johnson, the executor or administrator of the estate or other legal representative of any such Person, all trusts for the benefit of the foregoing or their heirs or any one or more of them, and all partnerships, corporations or other entities directly or indirectly controlled by the foregoing or any one or more of them.

        “LC Fee” is defined in Section 2.21.4.

        “LC Issuer”means the Lender (or any Affiliate of the Lender designated by the Lender), in its capacity as issuer of Facility LCs hereunder.

        “LC Obligations” means, at any time, the sum, without duplication, of (i) the aggregate undrawn stated amount of all Facility LCs outstanding at such time plus (ii) the aggregate unpaid amount at such time of all Reimbursement Obligations.

        “LC Payment Date” is defined in Section 2.21.5.

        “Lender”means LaSalle Bank National Association and its successors and assigns.

        “Lending Installation” means, with respect to the Lender, the office, branch, subsidiary or Affiliate of the Lender with respect to each Agreed Currency listed on a Schedule or otherwise selected by the Lender pursuant to Section 2.18.

        “Leverage Ratio” is defined in Section 6.21.1.

        “Leverage Ratio (Pricing)” is defined in the Pricing Schedule.

        “Lien” means any lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement, and, in the case of stock, stockholders agreements, voting trust agreements and all similar arrangements).

        “Loan” means a Revolving Loan.

        “Loan Documents” means this Agreement, the Facility LC Applications, the Guaranty, each Assumption Letter executed hereunder, and all other documents, instruments, notes (including any Notes issued pursuant to Section 2.14 (if requested)) and agreements executed in connection therewith or contemplated thereby, as the same may be amended, restated or otherwise modified and in effect from time to time.

        “Loan Party” is defined in Section 4.1.1.

        “Material Adverse Effect” means a material adverse effect on (i) the business, Property, condition (financial or otherwise), operations, performance, properties, results of operations or prospects of the Company, or the Company and its Subsidiaries taken as a whole, (ii) the ability of the Company or any of its Subsidiaries to perform its respective obligations under the Loan Documents to which it is a party, or (iii) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Lender and the LC Issuer thereunder.

        “Material Indebtedness” is defined in Section 7.5.

        “Maximum Eurocurrency Amount” means $20,000,000.

        “Modify”and “Modification” are defined in Section 2.21.1.

        “Moody’s”means Moody’s Investors Service, Inc. and any successor thereto.

        “Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 4001(a) (3) of ERISA which is, or within the immediately preceding six (6) years was, contributed to by either the Company or any ERISA Affiliate.

        “National Currency Unit” means the unit of currency (other than a euro unit) of each member state of the European Union that participates in the third stage of Economic and Monetary Union.

        “Net Income” means, for any period for any group of Persons, the net earnings (or loss) after taxes of such group of Persons on a consolidated basis for such period taken as a single accounting period determined in conformity with Agreement Accounting Principles.

        “Note” is defined in Section 2.14.

        “Obligations”means all Loans, Reimbursement Obligations, advances, debts, liabilities, obligations, covenants and duties owing by the Borrowers to any of the LC Issuer, the Lender, or any Affiliate of the LC Issuer or the Lender, or any indemnitee under the provisions of Section 10.6 or any other provisions of the Loan Documents, in each case of any kind or nature, present or future, arising under this Agreement or any other Loan Document, whether or not evidenced by any note, guaranty or other instrument, whether or not for the payment of money, whether arising by reason of an extension of credit, loan, foreign exchange risk, guaranty, indemnification, or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired. The term includes, without limitation, all interest, charges, expenses, fees, attorneys’ fees and disbursements, paralegals’ fees (in each case whether or not allowed), and any other sum chargeable to the Company or any of its Subsidiaries under this Agreement or any other Loan Document.

        “Off-Balance Sheet Liability” of a Person means (i) any repurchase obligation or liability of such Person or any of its Subsidiaries with respect to receivables sold by such Person or any of its Subsidiaries (calculated to include the unrecovered investment of purchasers or transferees of receivables or any other obligation of the Company or such transferor to purchasers/transferees of interests in receivables or the agent for such purchasers/transferees), (ii) any liability under any sale and leaseback transaction which is not a Capitalized Lease, (iii) any liability under any financing lease or Synthetic Lease or “tax ownership operating lease” transaction entered into by such Person, including any Synthetic Lease Obligations, or (iv) any obligation arising with respect to any other transaction which is the functional equivalent of or takes the place of borrowing but which does not constitute a liability on the consolidated balance sheets of such Person, but excluding from this clause (iv) Operating Leases.

        “Operating Lease”of a Person means any lease of Property (other than a Capitalized Lease) by such Person as lessee which has an original term (including any required renewals and any renewals effective at the option of the lessor) of one year or more.

        “Other Taxes” is defined in Section 3.5.2.

        “Outstanding Credit Exposure” means, at any time, the sum of (i) the aggregate principal amount of Revolving Loans outstanding at such time, plus (ii) an amount equal to the LC Obligations at such time.

        “Participants” is defined in Section 13.2.1.

        “Payment Date” means the last day of each March, June, September and December and the Facility Termination Date.

        “PBGC”means the Pension Benefit Guaranty Corporation, or any successor thereto.

        “Performance LC” means a Facility LC that is a documentary or trade letter of credit which is drawable upon presentation of documents evidencing the sale or shipment of goods purchased by the Company or a Subsidiary in the ordinary course of its business.

        “Permitted Acquisition” is defined in Section 6.15.5.

        “Permitted Refinancing Indebtedness” means any replacement, renewal, refinancing or extension of any Indebtedness permitted by this Agreement that (i) does not exceed the aggregate principal amount (plus accrued interest and any applicable premium and associated fees and expenses) of the Indebtedness being replaced, renewed, refinanced or extended, (ii) does not have a Weighted Average Life to Maturity at the time of such replacement, renewal, refinancing or extension that is less than the Weighted Average Life to Maturity of the Indebtedness being replaced, renewed, refinanced or extended, (iii) does not rank at the time of such replacement, renewal, refinancing or extension senior to the Indebtedness being replaced, renewed, refinanced or extended, and (iv) does not contain terms (including, without limitation, terms relating to security, amortization, interest rate, premiums, fees, covenants, event of default and remedies) materially less favorable to the Borrowers or to the Lender than those applicable to the Indebtedness being replaced, renewed, refinanced or extended.

        “Person”means any natural person, corporation, firm, joint venture, partnership, limited liability company, association, enterprise, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

        “Plan”means an employee benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code as to which the Company or any member of its Controlled Group may have any liability.

        “Pricing Schedule” means the Schedule identifying the Applicable Margin, the Applicable Performance LC Fee, and the Applicable Commitment Fee Rate attached hereto identified as such.

        “Prime Rate” means a rate per annum equal to the prime rate of interest announced from time to time by the Lender (which is not necessarily the lowest rate charged to any customer), changing when and as said prime rate changes.

        “Property”of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

        “Purchase Price” means the total consideration and other amounts payable in connection with any Acquisition or Investment, including, without limitation, any portion of the consideration payable in cash, the value of any Capital Stock or other equity interests of the Company or any Subsidiary issued as consideration for such Acquisition or Investment, all Indebtedness, liabilities and contingent obligations incurred or assumed in connection with such Acquisition or Investment and all transaction costs and expenses incurred in connection with such Acquisition or Investment.

        “Regulation D”means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to member banks of the Federal Reserve System.

        “Regulation T” means Regulation T of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by and to brokers and dealers of securities for the purpose of purchasing or carrying margin stock (as defined therein).

        “Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks, non-banks and non-broker lenders for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System.

        “Regulation X” means Regulation X of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by foreign lenders for the purpose of purchasing or carrying margin stock (as defined therein).

        “Reimbursement Obligations” means with respect to the LC Issuer, at any time, the aggregate of all obligations of the Borrowers then outstanding under Section 2.21 to reimburse the LC Issuer for amounts paid by the LC Issuer in respect of any one or more drawings under Facility LCs issued by the LC Issuer; or, as the context may require, all such Reimbursement Obligations then outstanding to reimburse the LC Issuer.

        “Rentals”means the aggregate fixed amounts payable by the Company and its Subsidiaries on a consolidated basis under any lease of real or personal property having an original term (including any required renewals or any renewals at the option of the lessor or lessee) of one year or more, but does not include any amounts payable under Capitalized Leases.

        “Reportable Event” shall mean any Reportable Event as defined in Section 4043 of ERISA or the regulations thereunder for which the 30-day notice requirement has not been waived by the PBGC.

        “Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on “Eurocurrency liabilities” (as defined in Regulation D).

        “Revolving Loan” means the Lender’s loan made pursuant to its commitment to lend set forth in Section 2.1 (or any conversion or continuation thereof).

        “Risk Based Capital Guidelines” is defined in Section 3.2.

        “S&P” means Standard and Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. and any successor thereto.

        “Schedule”refers to a specific schedule to this Agreement, unless another document is specifically referenced.

        “Section”means a numbered section of this Agreement, unless another document is specifically referenced.

        “Single Employer Plan” means a Plan maintained by the Company or any member of its Controlled Group for employees of the Company or any member of its Controlled Group.

        “Standby LC” means any Facility LC other than a Performance LC.

        “Subsidiary”of a Person means (i) any corporation more than fifty percent (50%) of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (ii) any partnership, limited liability company, association, joint venture or similar business organization more than fifty percent (50%) of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled. Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Company.

        “Subsidiary Borrower” means each of the Company’s Subsidiaries listed on Schedule 1.1, and any other Subsidiaries of the Company duly designated by the Company pursuant to Section 2.22 to request Credit Extensions hereunder, which Subsidiary shall have delivered to the Lender an Assumption Letter in accordance with Section 2.22 and such other documents as may be required pursuant to this Agreement, in each case, together with its respective successors and assigns, including a debtor-in-possession on behalf of such Subsidiary Borrower.

        “Substantial Portion” means, with respect to the Property of the Company and its Subsidiaries, Property which (i) represents more than ten percent (10%) of the consolidated assets of the Company and its Subsidiaries as would be shown in the consolidated financial statements of the Company and its Subsidiaries as at the end of the four fiscal quarter period ending with the fiscal quarter immediately prior to the fiscal quarter in which such determination is made, or (ii) is responsible for more than ten percent (10%) of the Consolidated Net Income of the Company and its Subsidiaries as reflected in the financial statements referred to in clause (i) above.

        “Synthetic Lease” means a so-called “synthetic” lease that is not treated as a capital lease under Agreement Accounting Principles, but that is treated as a financing under the Code.

        “Synthetic Lease Obligations” means, collectively, the payment obligations of the Company or any of its Subsidiaries pursuant to a Synthetic Lease.

        “Taxes”means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes.

        “Termination Event”shall mean (i) a Reportable Event with respect to any Benefit Plan; (ii) the withdrawal of the Company or any ERISA Affiliate from a Benefit Plan during a plan year in which the Company or such ERISA Affiliate was a “substantial employer”as defined in Section 4001(a) (2) of ERISA; (iii) the imposition of an obligation on the Company or any ERISA Affiliate under Section 4041 of ERISA to provide affected parties written notice of intent to terminate a Benefit Plan in a distress termination described in Section 4041(c) of ERISA; (iv) the institution by the PBGC of proceedings to terminate a Benefit Plan; (v) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Benefit Plan; or (vi) the partial or complete withdrawal of the Company or any ERISA Affiliate from a Multiemployer Plan.

        “Total Funded Debt” shall mean, without duplication, Funded Debt of the Company and its Subsidiaries determined on a consolidated basis eliminating intercompany items.

        “Transferee” is defined in Section 13.3.

        “Type”means, with respect to any Advance, its nature as a Floating Rate Advance or a Eurocurrency Advance.

        “Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

        “Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

        “Weighted Average Life to Maturity” means when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

        “Wholly-Owned Subsidiary” of a Person means (i) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly-Owned Subsidiaries of such Person, or by such Person and one or more Wholly-Owned Subsidiaries of such Person, or (ii) any partnership, limited liability company, association, joint venture or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.

        The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.

        Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with Agreement Accounting Principles.

        1.2      References. Any references to the Company’s Subsidiaries shall not in any way be construed as consent by the Lender to the establishment, maintenance or acquisition of any Subsidiary, except as may otherwise be permitted hereunder.

        1.3      Supplemental Disclosure. At any time at the request of the Lender and at such additional times as the Company determines, the Company shall supplement each schedule or representation herein or in the other Loan Documents with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth as an exception to such representation or which is necessary to correct any information in such representation which has been rendered inaccurate thereby. Notwithstanding that any such supplement to such representation may disclose the existence or occurrence of events, facts or circumstances which are either prohibited by the terms of this Agreement or any other Loan Documents or which result in the breach of any representation or warranty, such supplement to such representation shall not be deemed either an amendment thereof or a waiver of such breach unless expressly consented to in writing by the Lender under Section 8.2, and no such amendments, except as the same may be consented to in a writing which expressly includes a waiver, shall be or be deemed a waiver by the Lender of any Default disclosed therein. Any items disclosed in any such supplemental disclosures shall be included in the calculation of any limits, baskets or similar restrictions contained in this Agreement or any of the other Loan Documents.

ARTICLE 2

THE CREDITS

        2.1      Commitment. From and including the date of this Agreement and prior to the Facility Termination Date, upon the satisfaction of the conditions precedent set forth in Sections 4.1, 4.2and 4.3, as applicable, the Lender agrees, on the terms and conditions set forth in this Agreement, to make Revolving Loans to the Borrowers in Agreed Currencies from time to time in amounts not to exceed in the aggregate at any one time outstanding the Dollar Amount of the Available Commitment; provided that (i) at no time shall the Outstanding Credit Exposure hereunder exceed the Commitment, (ii) at no time shall the aggregate outstanding Dollar Amount of all Eurocurrency Advances denominated in an Agreed Currency other than Dollars exceed the Maximum Eurocurrency Amount, (iii) all Floating Rate Loans shall be made in Dollars, and (iv) at no time shall the Outstanding Credit Exposure of the Lender to all Borrowers that are Foreign Subsidiaries exceed an amount equal to ten and one-half percent (10.5%) of the Company’s Consolidated Tangible Assets as of the end of the most recently ended fiscal year. Subject to the terms of this Agreement, the Borrowers may borrow, repay and reborrow Revolving Loans at any time prior to the Facility Termination Date. The Commitment to lend hereunder shall expire automatically on the Facility Termination Date. The LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.21.

        2.2      [Reserved]

        2.3      Determination of Dollar Amounts; Required Payments; Termination.

2.3.1 Determination of Dollar Amounts. The Lender will determine the Dollar Amount of:

2.3.1.1 each Credit Extension as of the date three Business Days prior to the Credit Extension Borrowing Date or, if applicable, date of conversion/continuation of such Credit Extension, and

2.3.1.2 all outstanding Credit Extensions on and as of the last Business Day of each quarter and on any other Business Day elected by the Lender in its discretion. Each day upon or as of which the Lender determines Dollar Amounts as described in the preceding Section 2.3.1.1 and this Section 2.3.1.2 is herein described as a “Computation Date” with respect to each Credit Extension for which a Dollar Amount is determined on or as of such day. If at any time the Dollar Amount of the sum of the aggregate principal amount of all outstanding Credit Extensions (calculated, with respect to those Credit Extensions denominated in Agreed Currencies other than Dollars, as of the most recent Computation Date with respect to each such Credit Extension) exceeds the Commitment, the Borrowers shall immediately repay Advances in an aggregate principal amount sufficient to eliminate any such excess.

2.3.2 Required Payments. Any outstanding Advances and all other unpaid Obligations shall be paid in full by the Borrowers on the Facility Termination Date. Notwithstanding anything to the contrary herein or in any other Loan Document, in no event shall any of the Subsidiary Borrowers that are Foreign Subsidiaries be deemed to have any liability for the Obligations hereunder of the other Borrowers.

2.3.3 Termination. Notwithstanding the termination of this Agreement on the Facility Termination Date, until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied and all financing arrangements among the Borrowers and the Lender hereunder and under the other Loan Documents shall have been terminated, all of the rights and remedies under this Agreement and the other Loan Documents shall survive and the Lender shall be entitled to retain its security interest in and to all existing and future collateral (if any).

        2.4      [Reserved]

        2.5      Types of Advances. The Advances may be Revolving Loans consisting of Floating Rate Advances or Eurocurrency Advances, or a combination thereof, selected by the applicable Borrower in accordance with Sections 2.9 and 2.10.

        2.6      Commitment Fee; Reductions in Commitment.

2.6.1 Commitment Fee. The Borrowers agree to pay to the Lender a commitment fee (the “Commitment Fee”) at a per annum rate equal to the Applicable Commitment Fee Rate on the daily unused portion of the Commitment from the Closing Date to and including the date on which this Agreement is terminated in full and all Obligations hereunder have been paid in full pursuant to Section 2.3, payable quarterly in arrears on each Payment Date hereafter and until all Obligations hereunder have been paid in full.

2.6.2 Reductions in Commitment. The Borrowers may permanently reduce the Commitment in whole, or in part in a minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof) (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), upon at least three (3) Business Days’ prior written notice to the Lender of such reduction, which notice shall specify the amount of any such reduction; provided, however, that the amount of the Aggregate Commitment may not be reduced below the Dollar Amount of the Outstanding Credit Exposure. All accrued Commitment Fees shall be payable on the effective date of any termination of all or any part of the obligations of the Lender to make Credit Extensions hereunder. For purposes of calculating the Commitment Fee hereunder, the principal amount of each Credit Extension made in an Agreed Currency other than Dollars shall be at any time the Dollar Amount of such Credit Extension as determined on the most recent Computation Date with respect to such Credit Extension.

        2.7      Minimum Amount of Each Advance. Each Eurocurrency Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof) (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), and each Floating Rate Advance shall be in the minimum amount of $1,000,000 (and in multiples of $500,000 if in excess thereof), provided, however, that any Floating Rate Advance may be in the amount of the Available Commitment.

        2.8      Principal Payments.

2.8.1 Optional Principal Payments. The Borrowers may from time to time pay, without penalty or premium, all outstanding Floating Rate Advances or any portion of the outstanding Floating Rate Advances, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof, upon prior notice to the Lender at or before 12:00 noon (Chicago time) one (1) Business Day prior to the date of such payment. The Borrowers may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurocurrency Ratable Advances, or, in a minimum aggregate amount of $1,000,000 or any integral multiple of $500,000 in excess thereof (or the Approximate Equivalent Amount if denominated in an Agreed Currency other than Dollars), any portion of the outstanding Eurocurrency Ratable Advances upon five (5) Business Days’ prior notice to the Lender.

2.8.2 Mandatory Principal Payments. Upon the consummation of any issuance of Indebtedness permitted under Section 6.12.7, at any time the Leverage Ratio (determined as of the last day of the most recent fiscal quarter for which a compliance certificate shall have been delivered in accordance with Section 6.1) shall be greater than or equal to 3.00 to 1.00, within two (2) Business Days after the Company’s or any of its Subsidiaries’ receipt of any net cash proceeds from such issuance of Indebtedness, the Company shall make a mandatory prepayment of the Obligations in an amount equal to 100% of such net cash proceeds. All of the mandatory prepayments made under this Section 2.8.2 shall be applied first to Floating Rate Loans and to any Eurocurrency Rate Loans maturing on such date and then to subsequently maturing Eurocurrency Rate Loans.

        2.9      Method of Selecting Types and Interest Periods for New Advances; Method of Borrowing; Advances to be Made in euro.

2.9.1 Method of Selecting Types and Interest Periods for New Advances. The applicable Borrower shall select the Type of Advance and, in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto from time to time; provided that there shall be no more than eight (8) Interest Periods in effect with respect to all of the Revolving Loans at any time, unless such limit has been waived by the Lender in its sole discretion. The applicable Borrower shall give the Lender irrevocable notice (a “Borrowing Notice”) not later than 10:00 a.m. (Chicago time) on the Borrowing Date of each Floating Rate Advance, three (3) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in Dollars, and four (4) Business Days before the Borrowing Date for each Eurocurrency Advance denominated in an Agreed Currency other than Dollars, specifying:

2.9.1.1 the Borrowing Date, which shall be a Business Day, of such Advance,

2.9.1.2 the aggregate amount of such Advance,

2.9.1.3 the Type of Advance selected, and

2.9.1.4 in the case of each Eurocurrency Advance, the Interest Period and Agreed Currency applicable thereto.

2.9.2 Method of Borrowing. On each Borrowing Date, the Lender shall make available its Loan or Loans, if any, (i) if such Loan is denominated in Dollars, not later than noon, Chicago time, in Federal or other funds immediately available to the Lender, in Chicago, Illinois at its address specified in or pursuant to Article XIV and, (ii) if such Loan is denominated in an Agreed Currency other than Dollars, not later than noon, local time, in the city of the Lender’s Eurocurrency Payment Office for such currency, in such funds as may then be customary for the settlement of international transactions in such currency in the city of and at the address of the Lender’s Eurocurrency Payment Office for such currency. Unless the Lender determines that any applicable condition specified in Article IV has not been satisfied, the Lender will make the funds available to the applicable Borrower at the Lender’s aforesaid address. Notwithstanding the foregoing provisions of this Section 2.9.2, to the extent that a Loan matures on the Borrowing Date of a requested Loan, the Lender shall apply the proceeds of the Loan it is then making to the repayment of principal of the maturing Loan.

2.9.3 Advances to be Made in euro. If any Advance would, but for the provisions of this Section 2.9.3, be capable of being made in either euro or in a National Currency Unit, such Advance shall be made in euro.

        2.10     Conversion and Continuation of Outstanding Advances. Floating Rate Advances shall continue as Floating Rate Advances unless and until such Floating Rate Advances are converted into Eurocurrency Advances pursuant to this Section 2.10 or are repaid in accordance with Section 2.8. Each Eurocurrency Advance shall continue as a Eurocurrency Advance until the end of the then applicable Interest Period therefor, at which time:

2.10.1 each such Eurocurrency Advance denominated in Dollars shall be automatically converted into a Floating Rate Advance unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8 or (y) the applicable Borrower shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period or be converted into a Floating Rate Advance; and

2.10.2 each such Eurocurrency Advance denominated in an Agreed Currency other than Dollars shall automatically continue as a Eurocurrency Advance in the same Agreed Currency with an Interest Period of one month unless (x) such Eurocurrency Advance is or was repaid in accordance with Section 2.8, or (y) the applicable Borrower shall have given the Lender a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurocurrency Advance continue as a Eurocurrency Advance for the same or another Interest Period. Subject to the terms of Section 2.7, the Borrowers may elect from time to time to convert all or any part of an Advance of any Type into any other Type or Types of Advances denominated in the same or any other Agreed Currency; provided that any conversion of any Eurocurrency Advance shall be made on, and only on, the last day of the Interest Period applicable thereto. The applicable Borrower shall give the Lender irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Advance or continuation of a Eurocurrency Advance not later than 10:00 a.m. (Chicago time) at least one (1) Business Day, in the case of a conversion into a Floating Rate Advance, three (3) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in Dollars, or four (4) Business Days, in the case of a conversion into or continuation of a Eurocurrency Advance denominated in an Agreed Currency other than Dollars, prior to the date of the requested conversion or continuation, specifying:

2.10.2.1 the requested date, which shall be a Business Day, of such conversion or continuation,

2.10.2.2 the Agreed Currency, the aggregate amount and Type of the Advance which is to be converted or continued, and

2.10.2.3 the amount of such Advance which is to be converted into or continued as a Eurocurrency Advance and the duration of the Interest Period applicable thereto.

        2.11     Changes in Interest Rate, etc. Each Floating Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is automatically converted from a Eurocurrency Advance into a Floating Rate Advance pursuant to Section 2.10, to but excluding the date it is paid or is converted into a Eurocurrency Advance pursuant to Section 2.10 hereof, at a rate per annum equal to the Floating Rate for such day. Changes in the rate of interest on that portion of any Advance maintained as a Floating Rate Advance will take effect simultaneously with each change in the Alternate Base Rate. Each Eurocurrency Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the interest rate determined by the Lender as applicable to such Eurocurrency Advance based upon the applicable Borrower’s selections under Sections 2.9 and 2.10 and otherwise in accordance with the terms hereof. No Interest Period may end after the Facility Termination Date.

        2.12     No Conversion or Continuation of Eurocurrency Advances After Default; Rates Applicable After Default. Notwithstanding anything to the contrary contained in Section 2.10, no Advance may be converted or continued as a Eurocurrency Advance (except with the consent of the Lender) when any Default or Unmatured Default is continuing. During the continuance of a Default (including the Borrowers’ failure to pay any Loan at maturity) the Lender may, at its option, by notice to the Borrowers (which notice may be revoked at the option of the Lender), declare that (i) the Advances, all fees or any other Obligations hereunder shall bear interest at the Floating Rate plus 2% per annum and (ii) the LC Fee shall be increased by 2% per annum, provided that, during the continuance of a Default under Section 7.6 or 7.7, such interest rate and such increase in the LC Fee set forth above shall be applicable to all Credit Extensions, Advances, fees and other Obligations hereunder without any election or action on the part of the LC Issuer or the Lender.

        2.13     Method of Payment.

2.13.1 Each Advance shall be repaid and each payment of interest thereon shall be paid in the currency in which such Advance was made or, where such currency has converted to the euro, in the euro. All payments of the Obligations hereunder shall be made, without setoff, deduction, or counterclaim, in immediately available funds to the Lender at (except as set forth in the next sentence) the Lender’s address specified pursuant to Article XIV, or at any other Lending Installation of the Lender specified in writing by the Lender to the Company, by 12:00 noon (Chicago time) on the date when due. All payments to be made by the Borrowers hereunder in any currency other than Dollars shall be made in such currency on the date due in such funds as may then be customary for the settlement of international transactions in such currency for the account of the Lender at its Eurocurrency Payment Office for such currency. Each reference to the Lender in this Section 2.13 shall also be deemed to refer, and shall apply equally, to the LC Issuer, in the case of payments required to be made by the applicable Borrower to the LC Issuer pursuant to Section 2.21.6. The Lender is hereby authorized to charge the account of the Borrowers maintained with Lender or any of its Affiliates for each payment of principal, interest and fees as it becomes due hereunder.

2.13.2 Notwithstanding the foregoing provisions of this Section, if, after the making of any Advance in any currency other than Dollars, currency control or exchange regulations are imposed in the country which issues such currency with the result that the type of currency in which the Advance was made (the “Original Currency”) no longer exists or any Borrower is not able to make payment to the Lender in such Original Currency, then all payments to be made by any Borrower hereunder in such currency shall instead be made when due in Dollars in an amount equal to the Dollar Amount (as of the date of repayment) of such payment due, it being the intention of the parties hereto that the Borrowers take all risks of the imposition of any such currency control or exchange regulations. For purposes of this Section 2.13.2, the commencement of the third stage of European Economic and Monetary Union shall not constitute the imposition of currency control or exchange regulations.

        2.14     Noteless Agreement; Evidence of Indebtedness.

2.14.1 The Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to the Lender resulting from each Loan made by the Lender from time to time, including the amounts of principal and interest payable and paid to the Lender from time to time hereunder.

2.14.2 The Lender shall also maintain accounts in which it will record (a) the date and the amount of each Revolving Loan made hereunder, the Agreed Currency and Type thereof and the Interest Period, if any, applicable thereto, (b) the amount of any principal or interest due and payable or to become due and payable from any Borrower to the Lender hereunder, (c) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time, (d) the amount of any sum received by the Lender hereunder from the Borrowers, and (e) all other appropriate debits and credits as provided in this Agreement, including, without limitation, all fees, charges, expenses and interest.

2.14.3 The entries maintained in the accounts maintained pursuant to Sections 2.14.1 and 2.14.2 above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrowers to repay the Obligations in accordance with their terms.

2.14.4 The Lender may request that its Loans be evidenced by a promissory note, substantially in the form of Exhibit D(a “Note”). In such event, the Borrowers shall prepare, execute and deliver to the Lender such Note payable to the order of the Lender.

        2.15     Telephonic Notices. The Borrowers hereby authorize the Lender to extend, convert or continue Advances, effect selections of Types of Advances and transfer funds based on telephonic notices made by any person or persons the Lender in good faith believes to be acting on behalf of a Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically. The Borrowers agree to deliver promptly to the Lender a written confirmation, signed by an Authorized Officer, if such confirmation is requested by the Lender, of each telephonic notice. If the written confirmation differs in any material respect from the action taken by the Lender, the records of the Lender shall govern absent manifest error.

        2.16     Interest Payment Dates; Interest and Fee Basis. Interest accrued on each Floating Rate Advance shall be payable in arrears on each Payment Date, commencing with the first such date to occur after the Closing Date, on any date on which the Floating Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity. Interest accrued on that portion of the outstanding principal amount of any Floating Rate Advance converted into a Eurocurrency Advance on a day other than a Payment Date shall be payable on the date of conversion. Interest accrued on each Eurocurrency Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurocurrency Advance is prepaid, whether by acceleration or otherwise, and at maturity; provided, that interest accrued on each Eurocurrency Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period. Interest on Eurocurrency Advances (other than Eurocurrency Advances denominated in British Pounds Sterling), LC Fees and Commitment Fees shall be calculated for actual days elapsed on the basis of a 360-day year; interest on Floating Rate Advances for which the Prime Rate is the basis and Eurocurrency Advances denominated in British Pounds Sterling shall be calculated for actual days elapsed on the basis of a 365/366-day year. Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is received prior to 12:00 noon (Chicago time) at the place of payment. If any payment of principal of or interest on an Advance, any fees or any other amounts payable to the Lender hereunder shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest, fees and commissions in connection with such payment.

        2.17     [Reserved]

        2.18     Lending Installations. The Lender may book its Loans and the LC Issuer may book the Facility LCs at any Lending Installation selected by the Lender or the LC Issuer, as the case may be, and may change its Lending Installation from time to time. All terms of this Agreement shall apply to any such Lending Installation and the Loans, the Facility LCs, and any Notes issued hereunder shall be deemed held by the Lender or the LC Issuer, as the case may be, for the benefit of any such Lending Installation. The Lender and the LC Issuer may, by written notice to the Company in accordance with Article XIV, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

        2.19     [Reserved]

        2.20     [Reserved]

        2.21     Facility LCs.

2.21.1 Issuance; Transitional Facility LCs.

2.21.1.1 Issuance. The LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby and performance letters of credit in Agreed Currencies (each, together with the letters of credit deemed issued by the LC Issuer hereunder pursuant to Section 2.21.1.2, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of any Borrower; provided that immediately after each such Facility LC is issued or Modified, (i) the aggregate amount of the outstanding LC Obligations shall not exceed $6,000,000 and (ii) the Outstanding Credit Exposure shall not exceed the Commitment. No Facility LC shall have an expiry date later than the earlier of the fifth Business Day prior to the Facility Termination Date and (y) one year after its issuance.

2.21.1.2 [Reserved]

2.21.2 [Reserved]

2.21.3 Notice. Subject to Section 2.21.1, the applicable Borrower shall give the LC Issuer notice prior to 10:00 a.m. (Chicago time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby. The issuance or Modification by the LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which the LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to the LC Issuer and that the applicable Borrower shall have executed and delivered such application agreement and/or such other instruments and agreements relating to such Facility LC as the LC Issuer shall have reasonably requested (each, a “Facility LC Application”). In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.21.4 LC Fees. The Borrowers shall pay to the LC Issuer, a letter of credit fee at a per annum rate equal to (x) with respect to each Standby LC, the Applicable Margin for Eurocurrency Loans in effect from time to time on the average daily undrawn stated amount under such Standby LC, and (y) with respect to each Performance LC, the Applicable Performance LC Fee in effect from time to time on the average daily undrawn stated amount under each Performance LC, such fees to be payable in arrears on each Payment Date (each such fee described in this sentence being an “LC Fee”). The Borrowers shall also pay to the LC Issuer (x) at the time of the LC Issuer’s issuance of any Facility LC, a fronting fee equal to 0.15% per annum on the initial stated amount available for drawing under each such Facility LC issued by the LC Issuer, and (y) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with the LC Issuer’s standard schedule for such charges as in effect from time to time.

2.21.5 Administration. Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the LC Issuer shall notify the Company as to the amount to be paid by the LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”). The responsibility of the LC Issuer to the Borrowers shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC issued by the LC Issuer in connection with such presentment shall be in conformity in all material respects with such Facility LC.

2.21.6 Reimbursement by the Borrowers.

2.21.6.1 Each Borrower shall be irrevocably and unconditionally obligated to reimburse the LC Issuer on or before the applicable LC Payment Date for any amounts to be paid by the LC Issuer upon any drawing under any Facility LC issued by the LC Issuer for the account of such Borrower (such obligation being a “Reimbursement Obligation”), without presentment, demand, protest or other formalities of any kind; provided that no Borrower shall be precluded from asserting any claim for direct (but not consequential) damages suffered by such Borrower to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) the LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.

2.21.6.2 If any Borrower at any time fails to repay a Reimbursement Obligation on or before the applicable LC Payment Date, such unpaid Reimbursement Obligation shall at that time be automatically converted into an obligation denominated in Dollars and such Borrower shall be deemed to have elected to borrow Revolving Loans from the Lender, as of the date of the advance giving rise to the Reimbursement Obligation, equal in amount to the Dollar Amount of the unpaid Reimbursement Obligation. Such Revolving Loans shall be made as of the date of the payment giving rise to such Reimbursement Obligation, automatically, without notice and without any requirement to satisfy the conditions precedent otherwise applicable to an Advance of Revolving Loans. Such Revolving Loans shall constitute a Floating Rate Advance, the proceeds of which Advance shall be used to repay such Reimbursement Obligation. If, for any reason, any Borrower fails to repay a Reimbursement Obligation on the day such Reimbursement Obligation arises and, for any reason, the Lender is unable to make or has no obligation to make Revolving Loans, then such Reimbursement Obligation shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of two percent (2%) plus the rate applicable to Floating Rate Advances for such day (or, in the case of a Reimbursement Obligation denominated in an Agreed Currency other than Dollars, at the rate determined by the LC Issuer in good faith to represent such LC Issuer’s cost of overnight or short-term funds in the applicable Agreed Currency plus the then effective Applicable Eurodollar Margin). The Borrowers agree to indemnify the LC Issuer against any loss or expense determined by the LC Issuer in good faith to have resulted from any conversion pursuant to this Section 2.21.6.2 by reason of the inability of the LC Issuer to convert the Dollar Amount received from the applicable Borrower into an amount in the applicable Agreed Currency of such Letter of Credit equal to the amount of such Reimbursement Obligation.

2.21.7 Obligations Absolute. The Borrowers’ obligations under this Section 2.21 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which any Borrower may have or have had against the LC Issuer, the Lender or any beneficiary of a Facility LC. The Borrowers further agree with the LC Issuer and the Lender that the LC Issuer and the Lender shall not be responsible for, and no Borrower’s Reimbursement Obligation in respect of any Facility LC shall be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among any Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of any Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee. The LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC. The Borrowers agree that any action taken or omitted by the LC Issuer or the Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrowers and shall not put the LC Issuer or the Lender under any liability to the Borrowers. Nothing in this Section 2.21.7 is intended to limit the right of the Borrowers to make a claim against the LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.21.6.

2.21.8 Actions of LC Issuer. The LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the LC Issuer.

2.21.9 Indemnification. The Borrowers hereby agree to indemnify and hold harmless the Lender and the LC Issuer, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which the Lender and the LC Issuer may incur (or which may be claimed against the Lender or the LC Issuer by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which the LC Issuer may incur by reason of or on account of the LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to the LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrowers shall not be required to indemnify the LC Issuer for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (x) the willful misconduct or gross negligence of the LC Issuer in determining whether a request presented under any Facility LC issued by the LC Issuer complied with the terms of such Facility LC or (y) the LC Issuer’s failure to pay under any Facility LC issued by the LC Issuer after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.21.9 is intended to limit the obligations of the Borrowers under any other provision of this Agreement.

2.21.10 [Reserved]

2.21.11 Facility LC Collateral Account. Each Borrower agrees that it will, as required by Section 8.1 and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to the LC Issuer or the Lender in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Lender (the “Facility LC Collateral Account”) at the Lender’s office at the address specified pursuant to Article XIV, in the name of such Borrower but under the sole dominion and control of the Lender and in which such Borrower shall have no interest other than as set forth in Section 8.1. Each Borrower hereby pledges, assigns and grants to the Lender, on behalf of and for the benefit of the Lender and the LC Issuer, a security interest in all of such Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Obligations. The Lender will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of the Lender having a maturity not exceeding 30 days. Nothing in this Section 2.21.11 shall either obligate the Lender to require the Borrowers to deposit any funds in the Facility LC Collateral Account or limit the right of the Lender to release any funds held in the Facility LC Collateral Account in each case other than as required by Section 8.1.

        2.22     Subsidiary Borrowers. The Company may at any time or from time to time, with the consent of the Lender, add as a party to this Agreement any Subsidiary to be a Subsidiary Borrower hereunder by the execution and delivery to the Lender of (a) a duly completed Assumption Letter by such Subsidiary, with the written consent of the Borrowers at the foot thereof, (b) such guaranty and subordinated intercompany indebtedness documents and, if applicable, security documents as may be reasonably required by the Lender and such other opinions, agreements, documents, certificates or other items as may be required by Section 4.3, such documents with respect to any additional Subsidiaries to be substantially similar in form and substance to the Loan Documents executed on or about the date hereof by the Subsidiaries parties hereto as of the Closing Date. No Domestic Subsidiary may be a Subsidiary Borrower. Upon such execution, delivery and consent such Subsidiary shall for all purposes be a party hereto as a Subsidiary Borrower as fully as if it had executed and delivered this Agreement. So long as the principal of and interest on any Credit Extensions made to any Subsidiary Borrower under this Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of such Subsidiary Borrower have expired or been returned and terminated and all other obligations of such Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days’ prior notice to the Lender, terminate such Subsidiary Borrower’s status as a “Subsidiary Borrower.”

        2.23     Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due from any Borrower hereunder in the currency expressed to be payable herein (the “specified currency”) into another currency, the parties hereto agree, to the fullest extent that they may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures the Lender could purchase the specified currency with such other currency at the Lender’s main office in Chicago, Illinois on the Business Day preceding that on which the final, non-appealable judgment is given. The obligations of each Borrower in respect of any sum due to the Lender hereunder shall, notwithstanding any judgment in a currency other than the specified currency, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may in accordance with normal, reasonable banking procedures purchase the specified currency with such other currency. If the amount of the specified currency so purchased is less than the sum originally due to the Lender in the specified currency, each Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the amount of the specified currency so purchased exceeds the sum originally due to the Lender in the specified currency, the Lender agrees to remit such excess to such Borrower.

ARTICLE 3

YIELD PROTECTION; TAXES

        3.1      Yield Protection. If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in any such law, rule, regulation, policy, guideline or directive or in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by the Lender or applicable Lending Installation or the LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

3.1.1 subjects the Lender or any applicable Lending Installation or the LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to the Lender or the LC Issuer in respect of its Eurocurrency Loans, Facility LCs or participations therein, or

3.1.2 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, the Lender or any applicable Lending Installation or the LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurocurrency Advances), or

3.1.3 imposes any other condition the result of which is to increase the cost to the Lender or any applicable Lending Installation or the LC Issuer of making, funding or maintaining its Eurocurrency Loans or Commitment (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro), or of issuing Facility LCs, or reduces any amount receivable by the Lender or any applicable Lending Installation or the LC Issuer in connection with its Eurocurrency Loans or Commitment, Facility LCs or participations therein, or requires the Lender or any applicable Lending Installation or the LC Issuer to make any payment calculated by reference to the amount of Eurocurrency Loans or Commitment, Facility LCs or participants therein held or interest of LC Fees received by it, by an amount deemed material by the Lender or the LC Issuer, as the case may be, and the result of any of the foregoing is to increase the cost to the Lender or applicable Lending Installation or the LC Issuer, as the case may be, of making or maintaining its Eurocurrency Loans (including, without limitation, any conversion of any Loan denominated in an Agreed Currency other than euro into a Loan denominated in euro) or Commitment or of issuing Facility LCs or to reduce the return received by the Lender or applicable Lending Installation or the LC Issuer, as the case may be, in connection with such Eurocurrency Loans or Commitment, or Facility LCs, then, within fifteen (15) days of demand by the Lender, the Borrowers shall pay the Lender such additional amount or amounts as will compensate the Lender or the LC Issuer, as the case may be, for such increased cost or reduction in amount received.

        3.2      Changes in Capital Adequacy Regulations. If the Lender or the LC Issuer determines the amount of capital required or expected to be maintained by the Lender, the LC Issuer, any Lending Installation of the Lender or the LC Issuer, or any corporation controlling the Lender or the LC Issuer, is increased as a result of a Change, then, within fifteen (15) days of demand by the Lender or the LC Issuer, the Borrowers shall pay the Lender or the LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which the Lender or the LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue Facility LCs, as the case may be, hereunder (after taking into account the Lender’s or the LC Issuer’s policies as to capital adequacy). “Change” means (i) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (ii) any adoption of, change in, or change in the interpretation or administration of any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by the Lender or the LC Issuer or any Lending Installation or any corporation controlling the Lender or the LC Issuer. “Risk-Based Capital Guidelines” means (i) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (ii) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basle Committee on Banking Regulation and Supervisory Practices Entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

        3.3      Availability of Types of Advances. If (x) the Lender determines that maintenance of its Eurocurrency Loans at a suitable Lending Installation would violate any applicable law, rule, regulation or directive, whether or not having the force of law, or (y) the Lender determines that (i) deposits of a type, currency and maturity appropriate to match fund Eurocurrency Advances are not available or (ii) the interest rate applicable to Eurocurrency Advances does not accurately reflect the cost of making or maintaining Eurocurrency Advances, then the Lender shall suspend the availability of Eurocurrency Advances and require any affected Eurocurrency Advances to be repaid or converted to Floating Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

        3.4      Funding Indemnification. If any payment of a Eurocurrency Advance occurs on a date which is not the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurocurrency Advance is not made on the date specified by any Borrower for any reason other than default by the Lender, or a Eurocurrency Advance is not prepaid on the date specified by the applicable Borrower for any reason, the Borrowers will indemnify the Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurocurrency Advance.

        3.5      Taxes.

3.5.1 All payments by the Borrowers to or for the account of the Lender or the LC Issuer or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender or the LC Issuer, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) the Lender or the LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Borrower shall make such deductions, (c) such Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Borrower shall furnish to the Lender the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

3.5.2 In addition, the Borrowers hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

3.5.3 The Borrowers hereby agree to indemnify the Lender and the LC Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the LC Issuer or the Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the LC Issuer or the Lender makes demand therefor pursuant to Section 3.6.

3.5.4 If the Lender is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty, it shall deliver to the Company at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

        3.6      Lender Statements; Survival of Indemnity. To the extent reasonably possible, the Lender shall designate an alternate Lending Installation with respect to its Eurocurrency Loans to reduce any liability of the Borrowers to the Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurocurrency Advances under Section 3.3, so long as such designation is not, in the judgment of the Lender, disadvantageous to the Lender. The Lender shall deliver a written statement to the Company as to the amount due, if any, under Sections 3.1, 3.2, 3.4 or 3.5; provided, that no Borrower shall be obligated to pay any amount or amounts under Sections 3.1, 3.2, 3.4 or 3.5in respect of which an officer of the Lender responsible for the administration of this Agreement shall have had actual knowledge for more than 180 days prior to the date of such statement. Such written statement shall set forth in reasonable detail the calculations upon which the Lender determined such amount and shall be final, conclusive and binding on the Borrowers in the absence of manifest error. Determination of amounts payable under such Sections in connection with a Eurocurrency Loan shall be calculated as though the Lender funded its Eurocurrency Loan through the purchase of a deposit of the type, currency and maturity corresponding to the deposit used as a reference in determining the Eurocurrency Rate applicable to such Loan, whether in fact that is the case or not. Unless otherwise provided herein, the amount specified in the written statement of the Lender shall be payable on demand after receipt by the Company of such written statement. The obligations of the Borrowers under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE 4

CONDITIONS PRECEDENT

        4.1      Initial Credit Extension. The Lender shall not be required to make the initial Credit Extension hereunder unless (a) the representations and warranties contained in Article V are true and correct as of such date and (b) the Company has furnished to the Lender:

4.1.1 Copies of the articles or certificates of incorporation (or similar constitutive documents) of the Company and each Guarantor (each a “Loan Party”), together with all amendments thereto, and a certificate of active status or good standing, each certified by the appropriate governmental officer in its jurisdiction of incorporation or organization.

4.1.2 Copies, certified by the Secretary or Assistant Secretary of each Loan Party of its by-laws (or similar constitutive documents) and of its Board of Directors’ resolutions and of resolutions or actions of any other body authorizing the execution of the Loan Documents to which it is a party.

4.1.3 An incumbency certificate, executed by the Secretary or Assistant Secretary of each Loan Party, which shall identify by name and title and bear the signatures of the Authorized Officers and any other officers of such Loan Party authorized to sign the Loan Documents to which it is a party and, in the case of the Borrowers, to request Loans hereunder, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the applicable Loan Party.

4.1.4 An opening compliance certificate in substantially the form of Exhibit B, signed by the chief financial officer or treasurer of the Company, showing the calculations necessary to determine compliance with this Agreement on the initial Credit Extension Date and stating that on the initial Credit Extension Date no Default or Unmatured Default has occurred and is continuing.

4.1.5 A written opinion of each Borrower’s and each Guarantor’s counsel, in form and substance satisfactory to the Lender in substantially the form of Exhibit A.

4.1.6 Any Note requested by the Lender pursuant to Section 2.14 payable to the order of the Lender.

4.1.7 If the initial Credit Extension shall be the issuance of a Facility LC, a properly completed Facility LC Application.

4.1.8 Written money transfer instructions, in substantially the form of Exhibit C, addressed to the Lender and signed by an Authorized Officer, together with such other related money transfer authorizations as the Lender may have reasonably requested.

4.1.9 Evidence satisfactory to the Lender that the Existing Credit Agreement shall have been or shall simultaneously on the Closing Date be terminated (except for those provisions that expressly survive the termination thereof) and all loans outstanding and other amounts owed to the lenders or agents thereunder shall have been or shall simultaneously with the initial Advance hereunder be paid in full.

4.1.10 Such other documents as the Lender or its counsel may have reasonably requested including, without limitation, each document identified on the List of Closing Documents attached hereto as Exhibit E.

        4.2      Each Credit Extension. The Lender shall not be required to make any Credit Extension unless on the applicable Credit Extension Date:

4.2.1 There exists no Default or Unmatured Default.

4.2.2 The representations and warranties contained in Article V are true and correct as of such Credit Extension Date except to the extent any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall have been true and correct on and as of such earlier date.

4.2.3 The Available Commitment shall not be less than the aggregate face amount (plus accrued interest, if any) of the outstanding short-term unsecured debt obligations (interest bearing or discounted) of the Company or its Subsidiaries having maturities of 270 days or less excluding in any case, Credit Extensions under this Agreement and borrowings by Subsidiaries in currencies other than Dollars.

4.2.4 All legal matters incident to the making of such Credit Extension shall be satisfactory to the Lender and its counsel.

        Each Borrowing Notice or request for issuance of a Facility LC, as the case may be, with respect to each such Credit Extension shall constitute a representation and warranty by the Borrowers that the conditions contained in Sections 4.2.1, 4.2.2 and 4.2.3 have been satisfied.

        4.3      Initial Advance to Each New Subsidiary Borrower. The Lender shall not be required to make a Credit Extension hereunder to a new Subsidiary Borrower added after the Closing Date unless the Company has furnished or caused to be furnished to the Lender:

4.3.1 The Assumption Letter executed and delivered by such Subsidiary Borrower and containing the written consent of the Borrowers, as contemplated by Section 2.22.

4.3.2 Copies, certified by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, of its Board of Directors’ resolutions (and/or resolutions of other bodies, if any are deemed necessary by the Lender) approving the Assumption Letter.

4.3.3 An incumbency certificate, executed by the Secretary, Assistant Secretary, Director or Authorized Officer of the Subsidiary Borrower, which shall identify by name and title and bear the signature of the officers of such Subsidiary Borrower authorized to sign the Assumption Letter and the other documents to be executed and delivered by such Subsidiary Borrower hereunder, upon which certificate the Lender shall be entitled to rely until informed of any change in writing by the Company.

4.3.4 An opinion of counsel to such Subsidiary Borrower, substantially in the form of Exhibit A hereto.

4.3.5 Guaranty documentation from each Guarantor that is a Domestic Subsidiary in form and substance acceptable to the Lender as required pursuant to Section 6.10.

4.3.6 With respect to the initial Credit Extension made to any Subsidiary Borrower that is a Foreign Subsidiary, the Lender shall have received originals and/or copies, as applicable, of all filings required to be made and such other evidence as the Lender may require establishing to the Lender’s satisfaction that the Lender and the LC Issuer is entitled to receive payments under the Loan Documents without deduction or withholding of any taxes or with such deductions and withholding of taxes as may be acceptable to the Lender, including, without limitation, English taxes;.

4.3.7 With respect to each such Subsidiary Borrower that is a Foreign Subsidiary, evidence reasonably satisfactory to the Lender that such Subsidiary Borrower has appointed an agent for service of process in the State of Illinois.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES

        The Company represents and warrants as follows to the Lender as of the Closing Date, on the date of the initial Loans hereunder (if different from the Closing Date) and thereafter on each date as required by Section 4.2:

        5.1      Existence and Standing. The Company and each of its Subsidiaries is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in active status or good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

        5.2      Authorization and Validity. The Company and each of its Subsidiaries (to the extent applicable) has the power and authority and legal right to execute and deliver the Loan Documents to which it is a party and to perform its obligations thereunder. The execution and delivery by the Company and any such Subsidiary of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings, and the Loan Documents to which such entity is a party constitute legal, valid and binding obligations of such entity enforceable against such entity in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

        5.3      No Conflict; Government Consent. Neither the execution and delivery by the Company or any of its Subsidiaries of the Loan Documents, nor the consummation of the transactions therein contemplated, nor compliance with the provisions thereof will violate (i) any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on the Company or any of its Subsidiaries or (ii) the Company’s or any Subsidiary’s articles or certificate of incorporation, partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or (iii) the provisions of any indenture, instrument or agreement to which the Company or any of its Subsidiaries is a party or is subject, or by which it, or its Property, is bound, or conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on the Property of the Company or a Subsidiary pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by the Company or any of its Subsidiaries, is required to be obtained by the Company or any of its Subsidiaries in connection with the execution and delivery of the Loan Documents, the borrowings under this Agreement, the payment and performance by any Borrower of the Obligations or the legality, validity, binding effect or enforceability of any of the Loan Documents.

        5.4      Financial Statements. The June 30, 2004 consolidated financial statements of the Company and its Subsidiaries heretofore delivered to the Lender, copies of which are attached hereto as Schedule 5.4, were prepared in accordance with generally accepted accounting principles in effect on the date such statements were prepared and fairly present, the consolidated financial condition and operations of the Company and its Subsidiaries at such date and the consolidated results of their operations and cash flows for the fiscal quarter then ended.

        5.5      Material Adverse Change. Since June 30, 2004 there has been no change in the business, Property, condition (financial or otherwise) operations, performance or prospects of any Borrower, or the Company and its Subsidiaries taken as a whole, which could reasonably be expected to have a Material Adverse Effect.

        5.6      Taxes. The Company and its Subsidiaries have filed all United States federal tax returns and all other tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Company or any of its Subsidiaries, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles. The United States income tax returns of the Company and its Subsidiaries have been audited by the IRS through the fiscal year ended September 30, 1994. No tax liens have been filed and no claims are being asserted with respect to any such taxes. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of any taxes or other governmental charges are adequate.

        5.7      Litigation and Contingent Obligations. Except as disclosed on Schedule 5.7, there is no litigation, arbitration, governmental investigation, proceeding or inquiry pending or, to the knowledge of any of their officers, threatened against or affecting the Company or any of its Subsidiaries which could reasonably be expected to have a Material Adverse Effect or which seeks to prevent, enjoin or delay the making of any Loans. Other than any liability incident to any litigation, arbitration or proceeding which could not reasonably be expected to have a Material Adverse Effect, neither the Company nor any of its Subsidiaries have any contingent obligations not provided for or disclosed in the financial statements referred to in Section 5.4.

        5.8      Subsidiaries. Schedule 5.8 (as supplemented from time to time by the Company promptly after the formation or acquisition of any new Subsidiary as permitted under this Agreement) contains an accurate list of all Subsidiaries of the Company as of the date of this Agreement, setting forth their respective jurisdictions of organization and the percentage of their respective capital stock or other ownership interests owned by the Company or other Subsidiaries. All of the issued and outstanding shares of capital stock or other ownership interests of such Subsidiaries have been (to the extent such concepts are relevant with respect to such ownership interests) duly authorized and issued and are fully paid and non-assessable.

        5.9      Accuracy of Information. No information, schedule, exhibit or report furnished by the Company or any of its Subsidiaries to the Lender in connection with the negotiation of, or compliance with, the Loan Documents contained any material misstatement of fact or omitted to state a material fact or any fact necessary to make the statements contained therein not misleading.

        5.10     Regulation U. Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose, whether immediate, incidental or ultimate of buying or carrying margin stock (within the meaning of Regulations U or X); and after applying the proceeds of each Advance, margin stock (as defined in Regulation U) constitutes less than twenty-five (25%) of the value of those assets of the Company and its Subsidiaries which are subject to any limitation on sale or pledge, or any other restriction hereunder.

        5.11     Material Agreements. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in (i) any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect or (ii) any agreement or instrument evidencing or governing Indebtedness.

        5.12     Compliance With Laws. The Company and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government or any instrumentality or agency thereof having jurisdiction over the conduct of their respective businesses or the ownership of their respective Property.

        5.13     Ownership of Properties. On the date of this Agreement, the Company and its Subsidiaries will have good title, free of all Liens other than those permitted by Section 6.16, to all of the Property and assets reflected in the Company’s most recent consolidated financial statements provided to the Lender as owned by the Company and its Subsidiaries, other than Property an assets sold or otherwise disposed of in the ordinary course of business.

        5.14     ERISA; Foreign Pension Matters. The Company and all ERISA Affiliates, and Plan fiduciaries indemnified by them who are employees of the Company or an ERISA Affiliate have complied with the responsibilities, obligations, and duties imposed upon them by ERISA and the IRC and the rules and regulations promulgated thereunder with respect to any Plan, where the failure so to comply might be reasonably expected materially to adversely affect the ability of the Company and its ERISA Affiliates, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its ERISA Affiliates taken as whole. Except as disclosed in Schedule 5.14 neither the Company nor any ERISA Affiliate maintains or contributes to any employee welfare benefit plan within the meaning of Section 3(l) of ERISA which provides benefits to employees after termination of employment other than as required by Section 601 of ERISA. No Benefit Plan has incurred any accumulated funding deficiency (as defined in Sections 302 (a)(2) of ERISA or 412(a) of the IRC) whether or not waived. Neither the Company nor any ERISA Affiliate has taken or failed to take any action which would constitute or result in a Termination Event which might be reasonably expected materially to adversely affect the ability of the Company and its ERISA Affiliates, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its ERISA Affiliates taken as a whole. Neither the Company nor any ERISA Affiliate has incurred with respect to any Benefit Plan liability to the PBGC or any Multiemployer Plan under Title IV of ERISA which remains outstanding other than the payment of premiums to the PBGC, and there are no premium payments which have become due which are unpaid. Neither the Company nor any ERISA Affiliate has failed to make a required contribution or payment to a Multiemployer Plan. Neither the Company nor any ERISA Affiliate has failed to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or other payment. Neither the Company nor any ERISA Affiliate is required to provide security to a Benefit Plan under Section 401(a) (29) of the IRC due to a Plan amendment that results in an increase in current liability for the plan year. The present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans do not in the aggregate exceed an amount equal to five percent (5%) of the fair market value of the assets held in trust or other funding vehicles for accrued benefits under all Foreign Pension Plans. Each Foreign Pension Plan complies in all material respects with all applicable requirements of law and regulations.

        5.15     Plan Assets; Prohibited Transactions. No Borrower is an entity deemed to hold “plan assets” within the meaning of 29 C.F.R. ss. 2510.3-101 of an employee benefit plan (as defined in Section 3(3) of ERISA) which is subject to Title I of ERISA or any plan (within the meaning of Section 4975 of the Code), and neither the execution of this Agreement nor the making of Loans hereunder gives rise to a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code.

        5.16     Environmental Matters.

5.16.1 In the ordinary course of its business, the officers of the Company consider the effect of Environmental Laws on the business of the Company and its Subsidiaries, in the course of which they identify and evaluate potential risks and liabilities accruing to the Company and its Subsidiaries due to Environmental Laws. On the basis of this consideration, the Company has concluded that Environmental Laws cannot reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 5.16, neither the Company nor any Subsidiary has received any notice to the effect that its operations are not in compliance with any of the requirements of applicable Environmental Laws or are the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any toxic or hazardous waste or substance into the environment, which non-compliance or remedial action could reasonably be expected to have a Material Adverse Effect.

5.16.2 The Company and each of its Subsidiaries have obtained all necessary governmental permits, licenses and approvals which are material to the operations conducted on their respective properties, including without limitation, all required permits, licenses and approvals for (i) the emission of air pollutants or contaminates, (ii) the treatment or pretreatment and discharge of waste water or storm water, (iii) the treatment, storage, disposal or generation of hazardous wastes, (iv) the withdrawal and usage of ground water or surface water, and (v) the disposal of solid wastes, except where a failure to obtain such permits, licenses and approvals would not result in a Material Adverse Effect.

        5.17     Investment Company Act. Neither the Company nor any Subsidiary is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

        5.18     Public Utility Holding Company Act. Neither the Company nor any Subsidiary is a “holding company”or a “subsidiary company” of a “holding company,” or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company,” within the meaning of the Public Utility Holding Company Act of 1935, as amended.

        5.19     Insurance. The Property of the Company and its Subsidiaries is insured with financially sound and reputable insurance companies which are not Affiliates of the Company, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar business and owning similar properties.

ARTICLE 6

COVENANTS

        During the term of this Agreement, unless the Lender shall otherwise consent in writing:

        6.1      Reporting. The Company will maintain, for itself and each Subsidiary, a system of accounting established and administered in accordance with generally accepted accounting principles, and furnish to the Lender:

6.1.1 Within ninety (90) days after the close of each of its fiscal years, an unqualified audit report certified by independent certified public accountants acceptable to the Lender, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including a balance sheet as of the end of such period, related statements of income, shareholders’ equity and cash flows, all certified as accurate by its chief financial officer, chief accounting officer or treasurer.

6.1.2 Within forty-five (45) days after the close of the first three (3) quarterly periods of each of its fiscal years, for itself and its Subsidiaries, a consolidated unaudited balance sheet as at the close of each such period and consolidated statements of income, shareholders’ equity and cash flows for the period from the beginning of such fiscal year to the end of such quarter, all certified as accurate by its chief financial officer, chief accounting officer or treasurer.

6.1.3 Together with the financial statements required under Sections 6.1.1 and 6.1.2, a compliance certificate in substantially the form of Exhibit B signed by its chief financial officer, chief accounting officer or treasurer showing the calculations necessary to determine compliance with this Agreement and stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof.

6.1.4 Within forty-five (45) days (or ninety (90) days with respect to the fourth quarter) after the end of each fiscal quarter of each fiscal year of the Company, a consolidating “MD&A” of the Company and its Subsidiaries for the portion of such fiscal year elapsed through the end of such fiscal quarter, prepared on a basis consistent with the most recent such report of the Company dated on or about June 30, 2004 and certified as accurate by an Authorized Officer.

6.1.5 Within ten (10) Business Days after the Company or any ERISA Affiliate knows or has reason to know that a Termination Event has occurred which might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, a written statement of an Authorized Officer describing such Termination Event and the action, if any, which the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto, and when known, any action taken or threatened by the IRS, DOL, PBGC or a Multiemployer Plan with respect thereto.

6.1.5.1 Within ten (10) Business Days after the Company or any ERISA Affiliate knows or has reason to know that a prohibited transaction (defined in Sections 406 of ERISA and 4975 of the IRC) has occurred, a statement of an Authorized Officer describing such transaction and the action which the Company or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto.

6.1.5.2 Within ten (10) Business Days after the filing thereof with the IRS, a copy of each funding waiver request filed with respect to any Benefit Plan and all communications received by the Company or any ERISA Affiliate with respect to such request.

6.1.5.3 Within ten (10) Business Days after receipt by the Company or any ERISA Affiliate of the PBGC’s intention to terminate a Benefit Plan or to have a trustee appointed to administer a Benefit Plan, which termination or appointment might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, copies of each such notice.

6.1.5.4 Within ten (10) Business Days after receipt by the Company or any ERISA Affiliate of any unfavorable determination letter from the IRS regarding the qualification of a Plan under Section 401(a) of the IRC which might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, copies of each such letter.

6.1.5.5 Within ten (10) Business Days after receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan regarding the imposition of withdrawal liability which liability might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, copies of each such notice.

6.1.5.6 Within ten (10) Business Days after the Company or any ERISA Affiliate fails to make a required installment or any other required payment under Section 412 of the IRC on or before the due date for such installment or payment which failure might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, a notification of such failure.

6.1.5.7 Within ten (10) Business Days after the Company or any ERISA Affiliate knows or has reason to know (a) a Multiemployer Plan has been terminated, (b) the administrator or plan sponsor of a Multiemployer Plan intends to terminate a Multiemployer Plan, or (c) the PBGC has instituted or will institute proceedings under Section 4042 of ERISA to terminate a Multiemployer Plan, which termination or proceedings might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole.

6.1.5.8 As soon as possible and in any event within ten (10) days after the Company knows that any material unfunded liability has arisen with respect to any Foreign Pension Plan, a statement, signed by the chief financial officer or treasurer of the Company, describing said material unfunded liability and the action which the Company proposes to take with respect thereto.

6.1.5.9 As soon as possible and in any event within ten (10) days after receipt by the Company, a copy of (a) any notice or claim to the effect that the Company or any of its Subsidiaries is or may be liable to any Person as a result of the release by the Company, any of its Subsidiaries, or any other Person of any toxic or hazardous waste or substance into the environment, and (b) any notice alleging any violation of any federal, state or local environmental, health or safety law or regulation by the Company or any of its Subsidiaries, which, in either case, could reasonably be expected to have a Material Adverse Effect.

6.1.5.10 Promptly upon the furnishing thereof to the shareholders of the Company, copies of all financial statements, reports and proxy statements so furnished.

6.1.5.11 Promptly upon the filing thereof, copies of all registration statements or other regular reports not otherwise provided pursuant to this Section 6.1 which the Company or any of its Subsidiaries files with the Securities and Exchange Commission.

6.1.5.12 Such other information (including non-financial information) as the Lender may from time to time reasonably request.

        For purposes of this Section 6.1, the Company and any ERISA Affiliate shall be deemed to know all facts known by the administrator of any Plan of which the Company or any ERISA Affiliate is the plan sponsor.

        6.2      Use of Proceeds. The Company will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions for general corporate purposes, including for working capital, refinancing the Indebtedness under the Existing Credit Agreement and Permitted Acquisitions. The Borrowers shall use the proceeds of Credit Extensions in compliance with all applicable legal and regulatory requirements and any such use shall not result in a violation of any such requirements, including, without limitation, Regulations T, U and X, the Securities Act of 1933 and the Securities Exchange Act of 1934 and the regulations promulgated thereunder.

        6.3      Notice of Default. The Company will, and will cause each Subsidiary to, give prompt notice in writing to the Lender of the occurrence of any Default or Unmatured Default and of any other development, financial or otherwise, which could reasonably be expected to have a Material Adverse Effect.

        6.4      Conduct of Business. The Company will, and will cause each Subsidiary to, carry on and conduct its business in substantially the same manner and only in substantially the same fields of enterprise as conducted by the Company or its Subsidiaries as of the Closing Date, and, except as otherwise permitted by Section 6.13, do all things necessary to remain duly incorporated or organized, validly existing and (to the extent such concept applies to such entity) in active status or good standing as a corporation, partnership or limited liability company in its jurisdiction of incorporation or organization, as the case may be, and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted. Notwithstanding any term herein to the contrary, the Company covenants and agrees that Uwatec USA, Inc. will not own any assets or conduct any business operations from the Closing Date until and including the Facility Termination Date.

        6.5      Taxes. The Company will, and will cause each Subsidiary to, file on a timely basis complete and correct United States federal and applicable foreign, state and local tax returns required by law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles.

        6.6      Insurance. The Company will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on their Property in such amounts and covering such risks as is consistent with sound business practice, and the Company will furnish to the Lender upon request full information as to the insurance carried.

        6.7      Compliance with Laws; Maintenance of Plans. The Company will, and will cause each Subsidiary to, (i) comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject including, without limitation, all Environmental Laws, and (ii) establish, maintain and operate all Plans to comply in all material respects with the provisions of ERISA and the IRC, and the regulations and interpretations thereunder, where the failure to so comply might reasonably be expected materially to impair the ability of the Company and the Subsidiaries, taken as a whole, to carry on business substantially as now being conducted or to affect materially and adversely the financial condition of the Company and the Subsidiaries, taken as a whole.

        6.8      Maintenance of Properties. The Company will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

        6.9      Inspection; Keeping of Books and Records. The Company will, and will cause each Subsidiary to, permit the Lender, by its representatives and agents, to inspect any of the Property, books and financial records of the Company and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Company and each Subsidiary, and to discuss the affairs, finances and accounts of the Company and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lender may designate. The Company shall keep and maintain, and cause each of its Subsidiaries to keep and maintain, in all material respects, proper books of record and account in which entries in conformity with Agreement Accounting Principles shall be made of all dealings and transactions in relation to their respective businesses and activities. If a Default has occurred and is continuing, the Company, upon the Lender’s request, shall turn over copies of any such records to the Lender or its representatives.

        6.10     Addition of Guarantors. As promptly as possible but in any event within thirty (30) days after any Domestic Subsidiary becomes a Subsidiary of the Company, the Company shall cause each such Domestic Subsidiary to deliver to the Lender a duly executed supplement to the Guaranty pursuant to which such Subsidiary agrees to be bound by the terms and provisions of the Guaranty.

        6.11     Dividends and Distributions. The Company will not, nor will it permit any of its Subsidiaries to, declare or pay any dividends on its capital stock (other than dividends payable in its own capital stock), make any distributions to any of its equity owners, redeem, repurchase or otherwise acquire or retire any of its capital stock or other equity interests at any time outstanding or pay any royalties to any Affiliate (collectively, “Distributions”) other than:

6.11.1 Purchases, redemptions or retirements of the Company’s Capital Stock or any warrants, rights or options to purchase or acquire any Capital Stock (i) in exchange for or out of the net cash proceeds to the Company obtained within three (3) months of such purchase, redemption or retirement from the issue or sale of other shares of Capital Stock of the Company or warrants, rights or options to purchase or acquire any shares of its Capital Stock, or (ii) that was sold, transferred or issued (a) as directors’ qualifying shares of Capital Stock, (b) as any de minimus number of shares of Capital Stock to foreign domiciliaries as may be required by law, or (c) in connection with any Permitted Acquisition.

6.11.2 Repurchases of up to 50,000 shares of Capital Stock of the Company per year for use in connection with employee stock option and other employee benefit plans.

6.11.3 Distributions by any Subsidiary of the Company to the Company or to a Wholly-Owned Subsidiary of the Company.

6.11.4 Other Distributions, provided the aggregate amount of Distributions (excluding Distributions pursuant to Section 6.11.2 and 6.11.3) made during the period from and after June 30, 2004 to and including the date of the making of the Distribution in question would not exceed the sum of (1) $10,000,000 plus (2) fifty percent (50%) of Consolidated Net Income for such period, computed on a cumulative basis for said entire period (or if such Consolidated Net Income is a deficit figure, then minus 100% of such deficit).

Distributions described in Sections 6.11.1, 6.11.2 and 6.11.4 above shall not be permitted to be made or declared at a time when a Default or Unmatured Default is continuing or would result therefrom.

        6.12     Indebtedness. The Company will not, nor will it permit any Subsidiary to, create, incur or suffer to exist any Indebtedness, except:

6.12.1 The Loans and any other Obligations hereunder.

6.12.2 Indebtedness existing on the date hereof and described on Schedule 6.12, and Permitted Refinancing Indebtedness in respect thereof.

6.12.3 Indebtedness owed (a) to the Company by any Guarantor, (b) to any Guarantor by the Company or any other Guarantor, (c) to any Subsidiary of the Company that is not a Guarantor by any other Subsidiary of the Company that is not a Guarantor, and (d) to the Company or any Guarantor by any Subsidiary of the Company that is not a Guarantor existing as of the date hereof and described on Schedule 6.12.

6.12.4 Indebtedness constituting (a) accounts payable of the Company and its Subsidiaries arising in the ordinary course of business payable on terms customary in the trade and consistent with past practice, (b) payroll accruals, (c) tax, assessments and other governmental charges which are not yet due or which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside in accordance with Agreement Accounting Principles, and (d) other similar unsecured Indebtedness incurred in the ordinary course of business and consistent with past practice, but not incurred through the borrowing of money or the obtaining of credit.

6.12.5 Indebtedness in connection with overdraft facilities in an aggregate outstanding principal amount not to exceed $10,000,000.

6.12.6 Indebtedness evidenced by letters of credit (other than Facility LCs) in an aggregate face amount not to exceed $10,000,000 at any time.

6.12.7 So long as the Company shall have prepaid the outstanding Obligations in accordance with Section 2.8.2, additional unsecured Indebtedness in an aggregate amount not to exceed $50,000,000.

        6.13     Merger. The Company will not, nor will it permit any Subsidiary to, merge or consolidate with or into any other Person, except that, if after giving effect to any such merger or consolidation no Default or Unmatured Default would exist, a Subsidiary may merge or consolidate (i) into the Company or a Wholly-Owned Subsidiary such that the Company or such Wholly-Owned Subsidiary is the surviving entity, provided that in any merger or consolidation involving a Domestic Subsidiary and a Foreign Subsidiary, the Domestic Subsidiary shall be the surviving entity, or (ii) in connection with a Permitted Acquisition.

        6.14     Sale of Assets. The Company will not, nor will it permit any Subsidiary to, lease, sell, transfer or otherwise dispose of its Property to any other Person, except:

6.14.1 Sales of inventory and obsolete or excess assets in the ordinary course of business.

6.14.2 Sales, leases and transfers of Property (a) from the Company to any Guarantor, and (b) from any Subsidiary of the Company to the Company or any Guarantor.

6.14.3 Sales, transfers or issuances of Capital Stock, warrants, rights or options to purchase or otherwise acquire Capital Stock, or other securities exchangeable for or convertible into Capital Stock, of any Subsidiary (a) constituting directors’ qualifying shares of Capital Stock, (b) constituting any de minimus number of shares of Capital Stock to foreign domiciliaries as may be required by law, (c) in connection with any Permitted Acquisition or (d) to employees of any Subsidiary as part of any incentive stock arrangement (other than in connection with a Permitted Acquisition) so long as, after giving effect to such issuance under this clause (d), (1) no Subsidiary shall cease to be a Subsidiary and (2) the aggregate fair value (as determined in good faith at the time of such issuance by the Board of Directors of the Company or such person or committee as the Board of Directors of the Company may authorize to make such determination pursuant to the terms of any such incentive stock arrangement) of all such Capital Stock under this clause (d) shall not exceed $2,000,000.

6.14.4 Sales, assignments, transfers, leases, conveyances or other dispositions of its Property and other assets if such transaction (a) is for consideration consisting at least eighty-five percent (85%) of cash, (b) is for not less than fair market value (as determined in good faith by the Company’s board of directors), (c) after giving effect to such sale, lease, transfer or disposal, no Default or Unmatured Default shall exist, and (d) together with all other Property of the Company and its Subsidiaries previously leased, sold or disposed of (other than inventory and obsolete or excess assets in the ordinary course of business) calculated at book value (1) during the immediately preceding twelve-month period, represents the disposition of (A) not greater than twenty percent (20%) of the Company’s Consolidated Total Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into and (B) assets that contributed not greater than twenty percent (20%) of the Company’s Consolidated Net Income for such preceding fiscal year, and (2) during the period from the Closing Date to the date of such proposed transaction, represents the disposition of (A) not greater than thirty-five percent (35%) of the Company’s Consolidated Total Assets at the end of the fiscal year immediately preceding that in which such transaction is proposed to be entered into and (B) assets that contributed not greater than thirty-five percent (35%) of the Company’s Consolidated Net Income for such preceding fiscal year.

        6.15     Investments and Acquisitions. The Company will not, nor will it permit any Subsidiary to, make or suffer to exist any Investments (including without limitation, loans and advances to, and other Investments in, Subsidiaries), or commitments therefor, or to create any Subsidiary or to become or remain a partner in any partnership or joint venture, or to make any Acquisition, except:

6.15.1 Cash Equivalent Investments.

6.15.2 Existing Investments in Subsidiaries and other Investments in existence on the date hereof and described in Schedule 6.15.

6.15.3 Investments (a) by any Subsidiary in the Company or any Guarantor and (b) constituting Indebtedness permitted under Section 6.12.3.

6.15.4 Investments resulting from Financial Contracts entered into in the ordinary course of business and which do not violate the terms of Section 6.18.

6.15.5 Acquisitions meeting the following requirements or otherwise approved by the Required Lenders (each such Acquisition constituting a “Permitted Acquisition”):

6.15.5.1 as of the date of the consummation of such Acquisition, no Default or Unmatured Default shall have occurred and be continuing or would result from such Acquisition, and the representation and warranty contained in Section 5.10 shall be true both before and after giving effect to such Acquisition;

6.15.5.2 such Acquisition is consummated on a non-hostile basis pursuant to a negotiated acquisition agreement approved by the board of directors or other applicable governing body of the seller or entity to be acquired, and no material challenge to such Acquisition (excluding the exercise of appraisal rights) shall be pending or threatened by any shareholder or director of the seller or entity to be acquired;

6.15.5.3 the business to be acquired in such Acquisition is similar or related to one or more of the lines of business in which the Company and its Subsidiaries are engaged on the Closing Date;

6.15.5.4 as of the date of the consummation of such Acquisition, all material approvals required in connection therewith shall have been obtained and the Company shall be in compliance with Section 6.10;

6.15.5.5 the Purchase Price for the Acquisition shall (1) at any time the Leverage Ratio shall be greater than or equal to 3.00 to 1.00, not exceed an amount equal to (A) $10,000,000 per transaction or (B) together with all other Permitted Acquisitions permitted under this Section 6.15.5, $15,000,000 per year, (2) at any time the Leverage Ratio shall be greater than or equal to 2.50 to 1.00 but less than 3.00 to 1.00, not exceed an amount equal to (A) $15,000,000 per transaction or (B) together with all other Permitted Acquisitions permitted under this Section 6.15.5, $30,000,000 per year, in each case, including the incurrence or assumption of any Indebtedness in connection therewith, and, for purposes of this Section 6.15.5.5, Leverage Ratio shall be determined as of the last day of the most recent fiscal quarter for which a compliance certificate shall have been delivered in accordance with Section 6.1, and (3) at any other time, not be subject to any limitation under this Section 6.15.5.5; and

6.15.5.6 with respect to each Permitted Acquisition with respect to which the Purchase Price shall be greater than $2,000,000, not less than ten (10) days prior to the consummation of such Permitted Acquisition, the Company shall have delivered to the Lender, in form and substance reasonably satisfactory to the Lender, a pro forma consolidated balance sheet, income statement and cash flow statement of the Company and its Subsidiaries (the “Acquisition Pro Forma”), based on the Company’s most recent financial statements delivered pursuant to Section 6.1.1 and using historical financial statements for the acquired entity provided by the seller(s) or which shall be complete and shall fairly present, in all material respects, the financial condition and results of operations and cash flows of the Company and its Subsidiaries in accordance with Agreement Accounting Principles, but taking into account such Permitted Acquisition and the funding of all Credit Extensions in connection therewith, and such Acquisition Pro Forma shall reflect that, on a pro forma basis, the Company would have been in compliance with the financial covenants set forth in Section 6.21 for the four fiscal quarter period reflected in the compliance certificate most recently delivered to the Lender pursuant to Section 6.1.3 prior to the consummation of such Permitted Acquisition (giving effect to such Permitted Acquisition and all Credit Extensions funded in connection therewith as if made on the first day of such period).

6.15.5.7 Investments consisting of loans or advances made by the Company or any of its Subsidiaries to employees and officers of the Company or any of the Company’s Subsidiaries for travel, entertainment and relocation expenses in the ordinary course of business in an aggregate principal amount outstanding at any one time not to exceed $2,000,000.

6.15.5.8 Investments consisting of receivables arising from the sale of goods and services in the ordinary course of business of the Company and its Subsidiaries.

6.15.5.9 Investments not otherwise permitted by Section 6.15.5.1 through Section 6.15.5.8, above, provided that at the time such Investment is made, (a) the Purchase Price of all Investments made pursuant to this Section 6.15.5.9 (including such Investment) in the aggregate shall not exceed twenty-five percent (25%) of Consolidated Tangible Net Worth as of the end of the fiscal quarter ending immediately prior to the fiscal quarter in which such Investment is made and (b) no Default or Unmatured Default is continuing or would result therefrom.

        6.16     Liens. The Company will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Company or any of its Subsidiaries, except:

6.16.1.1 Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.16.1.2 Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with Agreement Accounting Principles shall have been set aside on its books.

6.16.1.3 Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation.

6.16.1.4 Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Company or its Subsidiaries.

6.16.1.5 Liens existing on the date hereof and described on Schedule 6.16.

6.16.1.6 Liens, if any, securing the Loans and other Obligations hereunder.

        6.17     Transactions with Affiliates. The Company will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except in the ordinary course of business and pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than the Company or such Subsidiary would obtain in a comparable arm’s-length transaction.

        6.18     Financial Contracts. The Company shall not and shall not permit any of its consolidated Subsidiaries to enter into any Financial Contract, other than Financial Contracts pursuant to which the Company or such Subsidiary hedged its actual or anticipated interest rate, foreign currency or commodity exposure existing or anticipated at the time thereof.

        6.19     ERISA. Except to the extent that such act, or failure to act would not result singly, or in the aggregate, after taking into account all other such acts or failures to act, in a liability which might be reasonably expected materially to adversely affect the ability of the Company and its ERISA Affiliates, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its ERISA Affiliates taken as a whole, (i) engage, or permit any ERISA Affiliate to engage, in any prohibited transaction described in Sections 406 of ERISA or 4975 of the IRC for which a statutory or class exemption is not available or a private exemption has not been previously obtained from the DOL; (ii) permit to exist any accumulated funding deficiency (as defined in Sections 302 of ERISA and 412 of the IRC); (iii) fail, or permit any ERISA Affiliate to fail, to pay timely required contributions or annual installments due with respect to any waived funding deficiency of any Benefit Plan; (iv) terminate, or permit any ERISA Affiliate to terminate, any Benefit Plan which would result in any liability of the Company or any ERISA Affiliate under Title IV of ERISA; (v) fail to make any contribution or payment to any Multiemployer Plan which the Company or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; (vi) fail, or permit any ERISA Affiliate to fail, to pay any required installment or any other payment required under Section 412 of the IRC on or before the due date for such installment or other payment; (vii) amend, or permit any ERISA Affiliate to amend, a Benefit Plan resulting in an increase in current liability for the plan year such that the Company or any ERISA Affiliate is required to provide security to such Plan under Section 401(a)(29) of the IRC.

        6.20     Environmental Compliance. The Company will not become, or permit any Subsidiary to become, subject to any liabilities or costs which might be reasonably expected materially to adversely affect the ability of the Company and its Subsidiaries, taken as a whole, to carry on business substantially as now being or heretofore conducted, or to materially adversely affect the financial condition of the Company and its Subsidiaries taken as a whole, arising out of or related to (i) the release or threatened release at any location of any contaminant into the environment, or any remedial action in response thereto, or (ii) any violation of any environmental, health or safety requirements of law (including, without limitation, any Environmental Laws).

        6.21     Financial Covenants.

6.21.1 Maximum Leverage Ratio. As of the last day of each fiscal quarter, the Company and its consolidated Subsidiaries shall not permit the ratio (the “Leverage Ratio”) of (i) Total Funded Debt to (ii) EBITDA of the Company and its Subsidiaries as at the end of and for any period of four consecutive fiscal quarters ending to be greater than 3.50 to 1.00 for the period ending on or about September 30, 2004 and thereafter. The Leverage Ratio shall be calculated, in each case, determined as of the last day of each fiscal quarter based upon (a) for Total Funded Debt, the average month-end Total Funded Debt for the twelve-month period ending as of the last day of each such fiscal quarter; and (b) for EBITDA, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment and reasonably satisfactory to the Lender and as reported to the Lender pursuant to the provisions of Section 6.15.5

6.21.2 Minimum Fixed Charge Coverage Ratio. The Company and its consolidated Subsidiaries shall not permit the ratio (“Fixed Charge Coverage Ratio”), without duplication, of (i) the sum of (a) EBITDA for such period, plus (b) Rentals for such period, to (ii) the sum of (a) cash Interest Expense during such period, plus (b) Rentals for such period, as at the end of and for any period of four consecutive fiscal quarters ending, to be less than 1.75 to 1.00 for the period ending on or about September 30, 2004 and thereafter. The Fixed Charge Coverage Ratio shall be determined as of the last day of each fiscal quarter based upon, for all components thereof, the actual amount for the four-quarter period ending on such day, calculated, with respect to Permitted Acquisitions, on a pro forma basis using historical audited and reviewed unaudited financial statements obtained from the seller(s) in such Permitted Acquisition, broken down by fiscal quarter in the Company’s reasonable judgment and reasonably satisfactory to the Lender and as reported to the Lender pursuant to the provisions of Section 6.15.5.

6.21.3 Minimum Consolidated Net Worth. The Company shall not permit its Consolidated Net Worth at any time to be less than $126,500,000.

ARTICLE 7

DEFAULTS

        The occurrence of any one or more of the following events shall constitute a Default:

        7.1      Breach of Representations or Warranties. Any representation or warranty made or deemed made by or on behalf of the Company or any of its Subsidiaries to the Lender under or in connection with this Agreement, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made.

        7.2      Failure to Make Payments When Due. Nonpayment of (i) principal of any Loan when due, (ii) any Reimbursement Obligation within one (1) Business Day after the same becomes due, or (iii) interest upon any Loan or any Commitment Fee, LC Fee or other Obligations under any of the Loan Documents within five (5) Business Days after such interest, fee or other Obligation becomes due.

        7.3      Breach of Covenants. The breach by any Borrower of any of the terms or provisions of Section 6.3 or Sections 6.10 through 6.21; or the breach by any Borrower of any of the other terms or provisions of Article VI which is not remedied within five (5) Business Days after the occurrence thereof.

        7.4      Other Breaches. The breach by any Borrower (other than a breach which constitutes a Default under another Section of this Article VII) of any of the terms or provisions of this Agreement or any other Loan Document which is not remedied within thirty (30) days after the earlier of (i) the date the applicable Borrower obtains knowledge thereof, or (ii) the date written notice thereof shall have been given to the applicable Borrower by the Lender.

        7.5      Default as to Other Indebtedness.

7.5.1 Failure of the Company or any of its Subsidiaries to pay when due any Indebtedness which, individually or in the aggregate exceeds $5,000,000 (or the Approximate Equivalent Amount in currencies other than Dollars) (such Indebtedness being referred to as “Material Indebtedness”); or

7.5.2 Any Material Indebtedness of the Company or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid or repurchased (other than by a regularly scheduled payment) prior to the stated maturity thereof; or

7.5.3 The Company or any of its Subsidiaries shall fail to pay, or shall admit in writing its inability to pay, its debts generally as they become due; or

7.5.4 The default by the Company or any of its Subsidiaries in the performance (beyond the applicable grace period with respect thereto, if any) of any term, provision or condition contained in any agreement under which any such Material Indebtedness was created or is governed, or any other event shall occur or condition exist, the effect of which default or event is to cause, or to permit the holder or holders of such Material Indebtedness to cause such Material Indebtedness to become due prior to its stated maturity.

        7.6      Voluntary Bankruptcy; Appointment of Receiver; Etc. Any Borrower or any Guarantor shall (i) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (ii) make an assignment for the benefit of creditors, (iii) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (iv) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (v) take any corporate or partnership action to authorize or effect any of the foregoing actions set forth in this Section 7.6, or (vi) fail to contest in good faith any appointment or proceeding described in Section 7.7.

        7.7      Involuntary Bankruptcy; Appointment of Receiver; Etc. Without the application, approval or consent of the Company or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Company or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(iv) shall be instituted against the Company or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

        7.8      Custody or Control of Property. Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of, all or any portion of the Property of the Company and its Subsidiaries which, when taken together with all other Property of the Company and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such action occurs, constitutes a Substantial Portion.

        7.9      Judgments. The Company or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge one or more (i) judgments or orders for the payment of money (except to the extent covered by independent third-party insurance as to which the insurer has not disclaimed coverage) in excess of $5,000,000 (or the Approximate Equivalent Amount thereof in currencies other than Dollars) in the aggregate, or (ii) nonmonetary judgments or orders which, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, which judgment(s), in any such case, is/are not stayed on appeal or otherwise being appropriately contested in good faith.

        7.10     ERISA Liabilities. Any of (i) a Termination Event occurs with respect to any Plan and, within thirty (30) days after the reporting of such Termination Event to the Lender, the Lender shall have notified the Company in writing that (a) the Lender has determined that such Termination Event might be reasonably expected materially to impair the right of the Company and its ERISA Affiliates, taken as a whole, to carry on business substantially as now being or heretofore conducted, or (b) materially adversely affects the financial condition of the Company and its ERISA Affiliates taken as a whole, and as a result thereof, an Default exists hereunder; or (ii) the plan administrator of any Plan applies under Section 412(d) of the IRC for a waiver of the minimum funding standards of Section 412(a) of the IRC and the Lender believes that the substantial business hardship upon which the application for the waiver is based might be reasonably expected materially to impair the right of the Company and its ERISA Affiliates, taken as a whole, to carry on business substantially as now being or heretofore conducted, or materially adversely affects the financial condition of the Company and its ERISA Affiliates taken as a whole; or (iii) the present value of the aggregate unfunded liabilities to provide the accrued benefits under all Foreign Pension Plans exceeds in the aggregate an amount equal to five percent (5%) of the fair market value of the assets held in trust or other funding vehicles for accrued benefits under all Foreign Pension Plans.

        7.11     Environmental Matters. The Company or any of its Subsidiaries shall (i) be the subject of any proceeding or investigation pertaining to the release by the Company, any of its Subsidiaries or any other Person of any toxic or hazardous waste or substance into the environment, or (ii) violate any Environmental Law, which, in the case of an event described in clause (i) or clause (ii), could reasonably be expected to have a Material Adverse Effect.

        7.12     Change in Control. Any Change in Control shall occur.

        7.13     Guarantor Revocation. Any guarantor of the Obligations shall terminate or revoke any of its obligations under the applicable Guaranty or breach any of the material terms of such Guaranty.

ARTICLE 8

ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

        8.1      Acceleration. Facility LC Collateral Account.

8.1.1 If any Default described in Section 7.6 or 7.7 occurs with respect to any Borrower, the obligations of the Lender to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the LC Issuer or the Lender, and the Borrowers will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Lender an amount in immediately available funds, which funds shall be held in the Facility LC Collateral Account, equal to the difference of (x) the amount of LC Obligations at such time, less (y) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Obligations (such difference, the “Collateral Shortfall Amount”). If any other Default occurs, the Lender may (a) terminate or suspend the obligations of the Lender to make Loans hereunder and the obligation and power of the LC Issuer to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrowers hereby expressly waive, and (b) upon notice to the Borrowers and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Lender the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

8.1.2 If at any time while any Default is continuing, the Lender determines that the Collateral Shortfall Amount at such time is greater than zero, the Lender may make demand on the Borrowers to pay, and the Borrowers will, forthwith upon such demand and without any further notice or act, pay to the Lender the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account.

8.1.3 The Lender may at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Obligations and any other amounts as shall from time to time have become due and payable by any Borrower to the Lender or the LC Issuer under the Loan Documents.

8.1.4 At any time while any Default is continuing, neither the Borrowers nor any Person claiming on behalf of or through the Borrowers shall have any right to withdraw any of the funds held in the Facility LC Collateral Account. After all of the Obligations have been indefeasibly paid in full and the Commitment has been terminated, any funds remaining in the Facility LC Collateral Account shall be returned by the Lender to the Borrowers or paid to whomever may be legally entitled thereto at such time.

8.1.5 If, within thirty (30) days after acceleration of the maturity of the Obligations or termination of the obligations of the Lender to make Loans and the obligation and power of the LC Issuer to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7), with respect to any Borrower and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Lender may (in its sole discretion), by notice to the Borrowers, rescind and annul such acceleration and/or termination.

        8.2      Amendments. Subject to the provisions of this Article VIII, the Lender and the Borrowers may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lender or the Borrowers hereunder or thereunder or waiving any Default hereunder or thereunder.

        8.3      Preservation of Rights. No delay or omission of the Lender or the LC Issuer to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or Unmatured Default or the inability of the Borrowers to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence. Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by, or by the Lender, and then only to the extent in such writing specifically set forth. All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the LC Issuer and the Lender until all of the Obligations have been paid in full.

ARTICLE 9

GUARANTY

        9.1      Guarantee of Obligations.

9.1.1 Company Guaranty. The Company hereby (i) guarantees, as principal obligor and not as surety only, to the Lender and the LC Issuer the prompt payment of the principal of and any and all accrued and unpaid interest (including interest which otherwise may cease to accrue by operation of any insolvency law, rule, regulation or interpretation thereof) on the Credit Extensions and all other Obligations of the Subsidiary Borrowers to the Lender under this Agreement when due, whether by scheduled maturity, acceleration or otherwise, all in accordance with the terms of this Agreement and the Notes, including, without limitation, fees, reimbursement obligations, default interest, indemnification payments and all reasonable costs and expenses incurred by the Lender or the LC Issuer in connection with enforcing any obligations of the Subsidiary Borrowers hereunder, including without limitation the reasonable fees and disbursements of counsel, (ii) guarantees the prompt and punctual performance and observance of each and every term, covenant or agreement contained in this Agreement and the Notes to be performed or observed on the part of any Subsidiary Borrower and (iii) agrees to make prompt payment, on demand, of any and all reasonable costs and expenses incurred by the Lender or the LC Issuer in connection with enforcing the obligations of the Company hereunder, including, without limitation, the reasonable fees and disbursements of counsel (all of the foregoing being collectively referred to as the “Guaranteed Obligations”).

9.1.2 Performance by Company. If for any reason any duty, agreement or obligation of any Subsidiary Borrower contained in this Agreement shall not be performed or observed by such Subsidiary Borrower as provided therein, or if any amount payable under or in connection with this Agreement shall not be paid in full when the same becomes due and payable, the Company undertakes to perform or cause to be performed promptly each of such duties, agreements and obligations and to pay forthwith each such amount to the Lender regardless of any defense or setoff or counterclaim which such Subsidiary Borrower may have or assert, and regardless of any other condition or contingency.

9.1.3 Nature of Guaranty. The obligations of the Company hereunder constitute an absolute and unconditional and irrevocable guaranty of payment and not a guaranty of collection and are wholly independent of and in addition to other rights and remedies of the Lender and are not contingent upon the pursuit by the Lender of any such rights and remedies, such pursuit being hereby waived by the Company.

9.1.4 Waivers and Other Agreements. The Company hereby unconditionally (a) waives any requirement that the Lender, upon the occurrence of a Default, first make demand upon or seek to enforce remedies against any Subsidiary Borrower before demanding payment under or seeking to enforce the obligations of the Company hereunder, (b) covenants that the obligations of the Company hereunder will not be discharged except by complete performance of all obligations of each Subsidiary Borrower contained in this Agreement and the Notes, (c) agrees that the obligations of the Company hereunder shall remain in full force and effect without regard to, and shall not be affected or impaired, without limitation, by any invalidity, irregularity or unenforceability in whole or in part of this Agreement or the Notes, or any limitation on the liability of any Subsidiary Borrower thereunder, or any limitation on the method or terms of payment thereunder which may or hereafter be caused or imposed in any manner whatsoever (including, without limitation, usury laws), (d) waives diligence, presentment and protest with respect to, and any notice of default or dishonor in the payment of any amount at any time payable by any Subsidiary Borrower under or in connection with this Agreement or the Notes, and further waives any requirement of notice of acceptance of, or other formality relating to, the obligations of the Company hereunder and (e) agrees that the Guaranteed Obligations shall include any amounts paid by any Subsidiary Borrower to the Lender which may be required to be returned to such Subsidiary Borrower or to their representative or to a trustee, custodian or receiver for such Subsidiary Borrower.

9.1.5 Obligations Absolute. The obligations, covenants, agreements and duties of the Company under this Agreement shall not be released, affected or impaired by any of the following whether or not undertaken with notice to or consent of the Company: (a) an assignment or transfer, in whole or in part, of the Loans made to any Subsidiary Borrower or of this Agreement or any Note although made without notice to or consent of the Company, or (b) any waiver by the Lender or by any other Person, of the performance or observance by any Subsidiary Borrower of any of the agreements, covenants, terms or conditions contained in this Agreement or in the Notes, or (c) any indulgence in or the extension of the time for payment by any Subsidiary Borrower of any amounts payable under or in connection with this Agreement or any Note, or of the time for performance by any Subsidiary Borrower of any other obligations under or arising out of this Agreement or any Note, or the extension or renewal thereof, or (d) the modification, amendment or waiver (whether material or otherwise) of any duty, agreement or obligation of any Subsidiary Borrower set forth in this Agreement or any Note (the modification, amendment or waiver from time to time of this Agreement and the Notes being expressly authorized without further notice to or consent of the Company), or (e) the voluntary or involuntary liquidation, sale or other disposition of all or substantially all of the assets of any Subsidiary Borrower or any receivership, insolvency, bankruptcy, reorganization, or other similar proceedings, affecting any Subsidiary Borrower or any of its assets, or (f) the merger or consolidation of any Subsidiary Borrower or the Company with any other person, or (g) the release of discharge of any Subsidiary Borrower or the Company from the performance or observance of any agreement, covenant, term or condition contained in this Agreement or any Note, by operation of law, or (h) any other cause whether similar or dissimilar to the foregoing which would release, affect or impair the obligations, covenants, agreements or duties of the Company hereunder.

        9.2      No Investigation by Lenders or Administrative Agent. The Company hereby waives unconditionally any obligation which, in absence of such provision, the Lender might otherwise have to investigate or to assure that there has been compliance with the law of any jurisdiction with respect to the Guaranteed Obligations recognizing that, to save both time and expense, the Company has requested that the Lender not undertake such investigation. The Company hereby expressly confirms that the obligations of the Company hereunder shall remain in full force and effect without regard to compliance or noncompliance with any such law and irrespective of any investigation or knowledge of the Lender of any such law.

        9.3      Indemnity. As a separate, additional and continuing obligation, the Company unconditionally and irrevocably undertakes and agrees with the Lender that, should the Guaranteed Obligations not be recoverable from the Company under Section 9.1 for any reason whatsoever (including, without limitation, by reason of any provision of this Agreement or the Notes or any other agreement or instrument executed in connection herewith being or becoming void, unenforceable, or otherwise invalid under any applicable law) then, notwithstanding any knowledge thereof by the Lender at any time, the Company as sole, original and independent obligor, upon demand by the Lender, will make payment to the Lender of the Guaranteed Obligations by way of a full indemnity in such currency and otherwise in such manner as is provided in this Agreement and the Notes.

        9.4      Reinstatement. If at any time any payment of any Guaranteed Obligations by any Subsidiary Borrower is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Subsidiary Borrower or otherwise, each of the Company’s obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

ARTICLE 10

GENERAL PROVISIONS

        10.1     Survival of Representations. All representations and warranties of the Borrowers contained in this Agreement shall survive the making of the Credit Extensions herein contemplated.

        10.2     Governmental Regulation. Anything contained in this Agreement to the contrary notwithstanding, neither the LC Issuer nor the Lender shall be obligated to extend credit to the Borrowers in violation of any limitation or prohibition provided by any applicable statute or regulation.

        10.3     Headings. Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

        10.4     Entire Agreement. The Loan Documents embody the entire agreement and understanding among the Borrowers, the LC Issuer and the Lender and supersede all prior agreements and understandings among the Borrowers, the LC Issuer and the Lender relating to the subject matter thereof.

        10.5     Benefits of this Agreement. This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns.

        10.6     Expenses; Indemnification.

10.6.1 The Borrowers shall reimburse the Lender and the LC Issuer for any costs, internal charges and out-of-pocket expenses (including reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals for the Lender and the LC Issuer, which attorneys and paralegals may or may not be employees of the Lender and the LC Issuer, and expenses of and fees for other advisors and professionals engaged by the Lender and the LC Issuer) paid or incurred by the Lender and the LC Issuer in connection with the investigation, preparation, negotiation, documentation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, administration, enforcement and collection of the Loan Documents.

10.6.2 The Borrowers hereby further agree to indemnify the LC Issuer, the Lender, their respective Affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all reasonable expenses of litigation or preparation therefore whether or not the LC Issuer, the Lender or any Affiliate is a party thereto, and all reasonable attorneys’ and paralegals’ fees, time charges and expenses of attorneys and paralegals of the party seeking indemnification, which attorneys and paralegals may or may not been employees of such party seeking indemnification) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder, except to the extent that they are determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification. The obligations of the Borrowers under this Section 10.6 shall survive the termination of this Agreement.

        10.7     [Reserved]

        10.8     Accounting. Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles. If any changes in generally accepted accounting principles are hereafter required or permitted and are adopted by the Company or any of its Subsidiaries with the agreement of its independent certified public accountants and such changes result in a change in the method of calculation of any of the financial covenants, tests, restrictions or standards herein or in the related definitions or terms used therein (“Accounting Changes”), the parties hereto agree, at the Company’s request, to enter into negotiations, in good faith, in order to amend such provisions in a credit neutral manner so as to reflect equitably such changes with the desired result that the criteria for evaluating the Company’s and its Subsidiaries’ financial condition shall be the same after such changes as if such changes had not been made; provided, however, until such provisions are amended in a manner reasonably satisfactory to the Lender, no Accounting Change shall be given effect in such calculations and all financial statements and reports required to be delivered hereunder shall be prepared in accordance with Agreement Accounting Principles without taking into account such Accounting Changes. In the event such amendment is entered into, all references in this Agreement to Agreement Accounting Principles shall mean generally accepted accounting principles as of the date of such amendment.

        10.9     Severability of Provisions. Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

        10.10    Nonliability of Lenders. The relationship between the Borrowers on the one hand and the Lender and the LC Issuer on the other hand shall be solely that of borrower and lender. Neither the LC Issuer nor the Lender shall have any fiduciary responsibilities to the Borrowers. Neither the LC Issuer nor the Lender undertakes any responsibility to the Borrowers to review or inform the Borrowers of any matter in connection with any phase of any Borrower’s business or operations. The Borrowers agree that neither the LC Issuer nor the Lender shall have liability to the Borrowers (whether sounding in tort, contract or otherwise) for losses suffered by the Borrowers in connection with, arising out of, or in any way related to, the transactions contemplated and the relationship established by the Loan Documents, or any act, omission or event occurring in connection therewith, unless it is determined in a final, non-appealable judgment by a court of competent jurisdiction that such losses resulted from the gross negligence or willful misconduct of the party from which recovery is sought. Neither the LC Issuer nor the Lender shall have any liability with respect to, and the Borrowers hereby waive, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrowers in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

        10.11    Confidentiality. The Lender agrees to hold any confidential information which it may receive from any Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates, (ii) to legal counsel, accountants, and other professional advisors to the Lender or to a Transferee or prospective Transferee (each of whom, by its acceptance thereof, agrees to be bound by the terms of this Section 10.11), (iii) to regulatory officials, (iv) to any Person as required by law, regulation, or legal process, (v) to any Person, if required, in connection with any legal proceeding to which the Lender is a party, (vi) to the Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties (each of whom, by its acceptance thereof, agrees to be bound by the terms of this Section 10.11), and (vii) permitted by Section 13.3.

        10.12    Lender Not Utilizing Plan Assets. None of the consideration used by the Lender or the LC Issuer to make its Credit Extensions constitutes for any purpose of ERISA or Section 4975 of the Code assets of any “plan” as defined in Section 3(3) of ERISA or Section 4975 of the Code and the rights and interests of the Lender and the LC Issuer in and under the Loan Documents shall not constitute such “plan assets” under ERISA.

        10.13    Nonreliance. The Lender hereby represents that it is not relying on or looking to any margin stock (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for herein.

        10.14    Disclosure. The Borrowers and the Lender hereby acknowledge and agree that the Lender and/or its respective Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrowers and their Affiliates.

        10.15    Subordination of Intercompany Indebtedness. The Borrowers agree that any and all claims of any Borrower against any Guarantor with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Obligations. Notwithstanding any right of any Borrower to ask, demand, sue for, take or receive any payment from any Guarantor, all rights, liens and security interests of the Borrowers, whether now or hereafter arising and howsoever existing, in any assets of any Guarantor (whether constituting part of any collateral given to the Lender to secure payment of all or any part of the Obligations or otherwise) shall be and are subordinated to the rights of the LC Issuer and the Lender in those assets. No Borrower shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to all of the Loan Documents have been terminated. If all or any part of the assets of any Guarantor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of any Guarantor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any Guarantor is dissolved or if substantially all of the assets of any Guarantor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Guarantor to any Borrower (“Intercompany Indebtedness”) shall be paid or delivered directly to the Lender for application on any of the Obligations, due or to become due, until such Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by any Borrower upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to all of the Loan Documents, such Borrower shall receive and hold the same in trust, as trustee, for the benefit of the LC Issuer and the Lender and shall forthwith deliver the same to the Lender, for the benefit of the LC Issuer and the Lender, in precisely the form received (except for the endorsement or assignment of such Borrower where necessary), for application to any of the Obligations, due or not due, and, until so delivered, the same shall be held in trust by such Borrower as the property of the LC Issuer and the Lender. If any Borrower fails to make any such endorsement or assignment to the Lender, the Lender or any of its officers or employees is irrevocably authorized to make the same. Each Borrower agrees that until the Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers, the LC Issuer and the Lender have been terminated, no Borrower will assign or transfer to any Person (other than the Lender) any claim any Borrower has or may have against any Guarantor.

ARTICLE 11

[RESERVED]

ARTICLE 12

SETOFF

        12.1     Setoff. In addition to, and without limitation of, any rights of the Lender under applicable law, if any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by the Lender or any Affiliate of the Lender to or for the credit or account of any Borrower may be offset and applied toward the payment of the Obligations owing to the Lender, whether or not the Obligations, or any part thereof, shall then be due.

ARTICLE 13

BENEFIT OF AGREEMENT; PARTICIPATIONS

        13.1     Successors and Assigns. The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrowers, the Lender and their respective successors and assigns, except that (i) no Borrower shall have the right to assign its rights or obligations under the Loan Documents without the consent of the Lender, and any such assignment in violation of this Section 13.1 shall be null and void, and (ii) the Lender may not assign its rights or obligations under the Loan Documents without the consent of the Company, but may grant participations in compliance with Section 13.2. The parties to this Agreement acknowledge that Section 13.1 relates only to absolute assignments and does not prohibit assignments creating security interests, including, without limitation, any pledge or assignment by the Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank.

        13.2     Participations.

13.2.1 Permitted Participants; Effect. The Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of the Lender, any Note held by the Lender, any Commitment of the Lender or any other interest of the Lender under the Loan Documents. In the event of any such sale by the Lender of participating interests to a Participant, the Lender’s obligations under the Loan Documents shall remain unchanged, the Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, the Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrowers under this Agreement shall be determined as if the Lender had not sold such participating interests, and the Borrowers shall continue to deal solely and directly with the Lender in connection with the Lender’s rights and obligations under the Loan Documents.

13.2.2 Voting Rights. The Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which (i) extends the final maturity of any Loan or any Facility LC beyond the Facility Termination Date or forgives all or a portion of the principal amount thereof or interest or fees thereon, or reduces the rate or extends the time of payment of interest or fees on any such Loan or the related Commitment or (ii) extends the Facility Termination Date, or releases any guarantor of the Obligations or all or substantially all of the collateral, if any, securing the Obligations.

13.2.3 Benefit of Setoff. The Borrowers agree that each Participant shall be deemed to have the right of setoff provided in Section 12.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents, provided that the Lender shall retain the right of setoff provided in Section 12.1 with respect to the amount of participating interests sold to each Participant. The Lender agrees to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 12.1, agrees to share with the Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared on a pro rata basis as if each Participant were a Lender.

        13.3     Dissemination of Information. The Borrowers authorize the Lender to disclose to any Participant or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in the Lender’s possession concerning the creditworthiness of the Company and its Subsidiaries, including without limitation any information contained in any reports or other information delivered by any Borrower pursuant to Section 6.1; provided that each Transferee and prospective Transferee agrees to be bound by Section 10.11 of this Agreement.

ARTICLE 14

NOTICES

        14.1     Notices. Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (x) in the case of the Borrowers or the Lender, at its respective address or facsimile number set forth on the signature pages hereof or (y) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Company in accordance with the provisions of this Section 14.1. Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received) at the address contemplated by this Section; provided that notices to the Lender under Article II shall not be effective until received. For all purposes under this Agreement and the other Loan Documents, (A) notice to the Lender from any Borrower shall not be deemed to be effective until actually received by the Lender, and (B) delivery of any notice to the Company shall be deemed to have been delivered to the Borrowers.

        14.2     Change of Address. The Borrower and the Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE 15

COUNTERPARTS

        This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart. This Agreement shall be effective when it has been executed by the Company, the LC Issuer and the Lender.

ARTICLE 16

CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

        16.1     CHOICE OF LAW. THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS 105/5-1 ET SEQ., BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        16.2     CONSENT TO JURISDICTION. EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND EACH BORROWER HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LC ISSUER OR THE LENDER TO BRING PROCEEDINGS AGAINST ANY BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY BORROWER AGAINST THE LC ISSUER OR THE LENDER OR ANY AFFILIATE OF THE LC ISSUER OR THE LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS OR THE CITY IN WHICH THE PRINCIPAL OFFICE OF THE LENDER OR AFFILIATE, AS THE CASE MAY BE, IS LOCATED.

        16.3     WAIVER OF JURY TRIAL. THE BORROWERS, THE LC ISSUER AND THE LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

ARTICLE 17

TERMINATION OF EXISTING CREDIT AGREEMENT

        The Company and the Lender agree that upon (i) the execution and delivery of this Agreement by each of the parties hereto and (ii) satisfaction (or waiver by the aforementioned parties) of the conditions precedent set forth in Section 4.1, the “Commitments” (as defined in the Existing Credit Agreement) shall be reduced to zero and terminated permanently as of the date immediately preceding the Closing Date of this Agreement. All facility fees and related fees payable pursuant to the Existing Credit Agreement shall be due and payable on the effective date of the termination of such agreement, which date shall be concurrent with the Closing Date of this Agreement.

[Signature Pages Follow]

        IN WITNESS WHEREOF, the Company, the Lender and the LC Issuer have executed this Agreement as of the date first above written.

JOHNSON OUTDOORS INC., as a Borrower
By:	/s/ David Harrington
David Harrington, Assistant Treasurer
555 Main Street, Suite 28 Racine, WI 53403 Attention: David Harrington Phone: 262/631-6634 Fax: 262/631-6608 E-mail: dharring@johnsonoutdoors.com

LASALLE BANK NATIONAL ASSOCIATION, as the Lender and the LC Issuer
By:	/a/ Lou D. Banach
Lou D. Banach, Senior Vice President Senior Lender
411 East Wisconsin Avenue Milwaukee, Wisconsin 53202 Attention: Lou D. Banach Phone: 414-224-0394 Fax: 414-224-0071 E-mail: lou.d.banach@abnamro.com

Exhibit A

Form of Borrower’s Counsel’s Opinion
[LETTERHEAD OF FOLEY & LARDNER]

[October 29, 2004]

LaSalle Bank National Association
411 East Wisconsin Avenue
Milwaukee, WI 53202

Re: Johnson Outdoors Inc.

Ladies and Gentlemen:

        This opinion is furnished to you pursuant to Section 4.1.5 of the Revolving Credit Agreement dated as of October 29, 2004 (the “Credit Agreement”) among Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), one or more other Subsidiary Borrowers that may from time to time become parties thereto, and LaSalle Bank National Association. Terms not otherwise defined herein are used as defined in the Credit Agreement, except that the term Guarantor shall mean only those subsidiaries of the Company that are Domestic Subsidiaries on the date hereof.

        1.     We have acted as special counsel for the Company and the Guarantors in connection with the preparation, execution and delivery of the Credit Agreement and the following related documents:

        2.     The Guaranty, dated October ___, 2004 (the “Guaranty”), executed by each Guarantor in favor of the Lender;

        3.     Note, dated October ___, 2004 (the “Note”), executed by the Borrower and made payable to the Lender pursuant to Section 2.14 of the Credit Agreement; and

        The other documents furnished by, or pertaining to, the Company and each Guarantor pursuant to Sections 4.1.1, 4.1.2 and 4.1.3 of the Credit Agreement.

        In addition, we have examined the originals, or copies certified to our satisfaction, of such other corporate records of the Company and each Guarantor, certificates of public officials and of officers of the Company and each Guarantor, and agreements, instruments and documents, as we have deemed necessary as a basis for the opinions hereinafter expressed.

        In rendering this opinion we have, with your permission, relied on the officer’s certificate annexed hereto as Exhibit A (the “Officer’s Certificate”) as to certain factual matters and assumed, without investigation, verification or inquiry that:

        (a)     Each of the parties (other than the Company and the Guarantors) is a corporation or association duly organized and validly existing under the laws of its jurisdiction of incorporation or organization;

LaSalle Bank National Association
October 29, 2004

        (b)     Each of the parties (other than the Company and the Guarantors) has the necessary right, power and authority to execute, deliver and perform its obligations under the Credit Agreement, the Note and the Guaranty; the transactions therein contemplated have been duly authorized by all parties thereto (other than the Company and the Guarantors); and the Credit Agreement, the Note and the Guaranty constitute the legal, valid and binding obligations of all parties thereto (other than the Company and the Guarantors);

        (c)     The Credit Agreement, the Note and the Guaranty have been duly executed, delivered, and accepted by all parties thereto (other than the Company and the Guarantors);

        (d)     There is no oral or written agreement, understanding, course of dealing or usage of trade that affects the rights and obligations of the parties set forth in the Credit Agreement, the Note or the Guaranty, or that would have an effect on the opinions expressed herein; there are no judgments, decrees or orders that impair or limit the ability of the Company or any Guarantor, as the case may be, to enter into, execute, deliver and perform, observe and be bound by the Credit Agreement, the Note and the Guaranty and the transactions contemplated therein (however we have no knowledge of any such judgments, decrees or orders); all material terms and conditions of the relevant transactions between the Company, the Lender and the Guarantors are correctly and completely reflected in the Credit Agreement, the Note and the Guaranty; and there has been no waiver of any of the provisions of the Credit Agreement, the Note or the Guaranty by conduct of the parties or otherwise;

        (e)     All natural persons who are signatories to the Credit Agreement, the Note or the Guaranty were legally competent at the time of execution; all signatures on behalf of parties other than the Company and the Guarantors on the Credit Agreement, the Note, the Guaranty and the other documents reviewed by us are genuine; the copies of all documents submitted to us are accurate and complete, each such document that is original is authentic and each such document that is a copy conforms to an authentic original; and the documents executed and delivered by the parties are in substantially the same form as the forms of those documents that we have reviewed in rendering this opinion;

        (f)     The Company has received adequate consideration with respect to the execution and delivery of the Credit Agreement and the Note; and

        (g)     Each Guarantor has received adequate consideration with respect to the execution and delivery of the Guaranty.

        (h)     Based upon the foregoing, but subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(1) The Company is a corporation validly existing under the laws of the State of Wisconsin and, based solely on a certificate of the Wisconsin Department of Financial Institutions, has filed its most recent required annual report, and has not filed articles of dissolution, with the Wisconsin Department of Financial Institutions. Each Guarantor is a corporation or association validly existing under the laws of its jurisdiction of incorporation or organization.

LaSalle Bank National Association
October 29, 2004

(2) (a) The Company has the corporate power to enter into, and perform its obligations under, the Credit Agreement and the Note. The execution, delivery and performance of the Credit Agreement have been duly authorized by all necessary corporate action on the part of the Company.

(b) Each Guarantor has the corporate power to enter into, and perform its obligations under, the Guaranty. The execution, delivery and performance of the Guaranty have been duly authorized by all necessary corporate action on the part of each Guarantor.

(3) The Credit Agreement and the Note are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms. The Guaranty is the legal, valid and binding obligation of the Guarantor executing the Guaranty, enforceable against such Guarantor in accordance with its terms.

(4) The execution and delivery of, and performance by the Company and each Guarantor of their respective obligations under, the Credit Agreement, the Note and the Guaranty do not: (a) constitute a breach or violation of the organizational documents of the Company or any Guarantor; (b) as to payment obligations only, result in a violation of any applicable law, statute, or regulation of the United States or the States of Wisconsin and Illinois or the Delaware General Corporation Law which is known by us to be applicable to the Company or the Guarantors; (c) result in a violation of any judgment, order, writ, injunction, decree, determination or award of which we have knowledge; (d) constitute an event of default under or result in a breach or violation of any indenture, agreement or other instrument to which the Company is a party or by which any of its property or assets is bound (i) of which we have knowledge which affects or purports to affect the Company’s right to borrow money, or the right of any Guarantor to incur contingent obligations or (ii) violation of which could, according to the Officer’s Certificate, have a material adverse effect on the property, financial condition, or business operations of the Company; or (e) to our knowledge, result in the creation of any lien, charge or encumbrance on any property or assets of the Company or any Guarantor.

(5) No authorization, consent, approval or other action by, and no notice to or filing with, any governmental authority or regulatory body is required to be obtained or made by the Company or any Guarantor for the due execution and delivery of, or performance of their respective payment obligations under, the Credit Agreement, the Note and the Guaranty, except (a) such as have been duly obtained or made and are in full force and effect; (b) such as may be required by orders, decrees and the like that are specifically applicable to the Company or any Guarantor and of which we have no knowledge; and (c) such as may be required by applicable federal or state securities laws or pursuant to any rule or regulation of the U.S. Securities Exchange Commission or the New York Stock Exchange.

(6) To our knowledge, (i) neither the Company nor any Guarantor is a party to any litigation or administrative proceeding that relates to the execution and delivery of, or performance of obligations under, the Credit Agreement, the Note or the Guaranty and (ii) there is not now pending or threatened any litigation, contest, claim or governmental proceeding by or against the Company or any Guarantor, other than the litigation, contests, claims or governmental proceedings described on Schedule 1 hereto.

LaSalle Bank National Association
October 29, 2004

        The foregoing opinions are subject to the following additional assumptions and qualifications:

        A.      Wherever we indicate that our opinion with respect to the existence or absence of facts is “to our knowledge” or the like, our opinion is, with your permission, based solely on the Officer’s Certificate and the current conscious awareness of facts or other information of the attorneys currently with our firm who have represented the Company and Guarantors in connection with the transactions contemplated by the Credit Agreement. Without limiting the generality of the foregoing, we have relied on the Officer’s Certificate as to the effect of the borrowing under the Credit Agreement and the Note on the financial covenants found in any indenture, agreement or other instrument to which the Company is a party or by which any of its property or assets is bound, and we have not reviewed any computations or calculations related thereto. Accordingly, we express no opinion as to the effect of such borrowings on the calculations or computations of such covenants.

        B.     Our opinion is limited by:

i.	Applicable bankruptcy, receivership, reorganization, insolvency, moratorium, fraudulent conveyance or transfer, and other laws and judicially developed doctrines relating to or affecting creditors’ (or secured creditors’) rights and remedies generally;

ii.	General principles of equity, regardless of whether such enforcement is considered in a proceeding in equity or at law, and limitations on the availability of specific performance, injunctive relief and other equitable remedies; and

iii.	The possibility that certain rights, remedies, waivers, and other provisions of the Credit Agreement and the Guaranty may not be enforceable; nevertheless, such unenforceability will not render the Credit Agreement or the Guaranty invalid as a whole or preclude (a) judicial enforcement of the obligation of the Company to repay the principal, together with interest thereon (to the extent not deemed a penalty) as provided in the Credit Agreement and the Note or (b) acceleration of the obligation of the Company to repay such principal, together with such interest, upon a material default in a material provision of the Credit Agreement and the Note.

        C.      We have not examined the records of Lenders, the Company or any Guarantor or any court or any public, quasi-public, private or other office in any jurisdiction, or the files of our firm, and our opinions are subject to matters that an examination of such records would reveal.

        D.      In connection with our opinions expressed herein, we have assumed, with your permission, that (i) no Guarantor is insolvent; (ii) no Guarantor will be rendered insolvent by the transactions contemplated by the Guaranty; (iii) after giving effect to such transactions, no Guarantor will be left with unreasonably small capital with which to engage in its anticipated business; and (iv) that no Guarantor intends or believes that it will incur debts beyond its ability to pay as the debts mature.

LaSalle Bank National Association
October 29, 2004

        The opinions expressed herein are limited to the federal laws of the United States, the Delaware General Corporation Law and the laws of the States of Wisconsin and Illinois in effect on the date hereof as they presently apply, and we express no opinion herein as to the laws of any other jurisdiction. These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation or responsibility to update or supplement these opinions to reflect any facts or circumstances that may hereafter come to our attention or any changes in laws that may hereafter occur, or to inform the addressee(s) of any change in circumstances occurring after the date hereof that would alter the opinions rendered herein.

        This opinion is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly contained herein. Except as expressly set forth herein, this opinion is being provided solely for the purpose of complying with the requirements of Section 4.1.5 of the Credit Agreement, and is being rendered solely for the benefit of the addressee hereof. This opinion may not be used or relied upon for any other purpose, relied upon by any other party, or filed with or disclosed to any governmental authority other than a court in connection with the enforcement or protection of the rights or remedies of the Lender under the Credit Agreement, the Note or the Guaranty or to a banking examiner or regulator in connection with an examination of the Lender by such governmental authority, without our prior written consent.

Very truly yours, FOLEY & LARDNER
By:

EXHIBIT A

OFFICER’S CERTIFICATE

Attached Hereto

SCHEDULE 1

LITIGATION

Exhibit B

Form of Compliance Certificate

To:	LaSalle Bank National Association 411 E. Wisconsin Avenue Milwaukee, WI 53202

        This Compliance Certificate is furnished pursuant to that certain Revolving Credit Agreement dated as of October 29, 2004 (as amended, modified, renewed or extended from time to time, (the “Agreement”) among Johnson Outdoors, Inc, a Wisconsin corporation (the “Company”), the subsidiary borrowers from time to time parties thereto, and LaSalle Bank National Association. Unless otherwise defined herein, capitalized terms used in this Compliance Certificate have the meanings ascribed thereto in the Agreement.

        THE UNDERSIGNED HEREBY CERTIFIES THAT:

        1.     I am the duly elected _____________________ of the Company;

        2.     I have reviewed the terms of the Agreement and I have made, or have caused to be made under my supervision, a detailed review of the transactions and conditions of the Company and its Subsidiaries during the accounting period covered by the attached financial statements;

        3.     The examinations described in paragraph 2 did not disclose, and I have no knowledge of, the existence of any condition or event which constitutes a Default or Unmatured Default during or at the end of the accounting period covered by the attached financial statements or as of the date of this Certificate, except as set forth below; and

        4.     Schedule I attached hereto sets forth financial data and computations evidencing the Company’s compliance with certain covenants of the Agreement, all of which data and computations are true, complete and correct.

        5.     Schedule II attached hereto sets forth the determination of the Applicable Margin, the Applicable Performance LC Fees and the Applicable Commitment Fee Rates commencing on the fifth day following the delivery hereof.

        6.     Schedule III attached hereto sets forth the various reports and deliveries which are required at this time under the Agreement and the other Loan Documents and the status of compliance.

        Described below are the exceptions, if any, to paragraph 3 by listing, in detail, the nature of the condition or event, the period during which it has existed and the action which the Company has taken, is taking, or proposes to take with respect to each such condition or event:

B-2

        The foregoing certifications, together with the computations set forth in Schedule I and Schedule 11 hereto and the financial statements delivered with this Certificate in support hereof, are made and delivered this ___ day of _________________, 2004.

By:
Name Title:

SCHEDULE 1 TO COMPLIANCE CERTIFICATE

Compliance as of ___________, ____ with
Provisions of Section 6.21 of
the Agreement

I.	FINANCIAL COVENANTS

A.	MAXIMUM leverage RATIO (Section 6.21.1)

(1)	Total Funded Debt	= $__________

(2)	EBITDA

(a)	Net Income	= $__________

(b)	Interest Expense	+ $__________

(c)	Taxes	+ $__________

(d)	Depreciation expense	+ $__________

(e)	Amortization expense	+ $__________

(f)	Other non-recurring charges	+ $__________

(g)	Other non-recurring credits	– $__________

(h)	Other non-recurring after-tax losses [Maximum of (e), (f) and (g): $2,000,000 (other than adjustments for Escape Sailboats and Necky Kayak operations up to $2,500,000]

B.	MINIMUM FIXED CHARGE COVERAGE RATIO (Section 6.21.2)

(1)	Numerator:

(a)	EBITDA (Section A(2)(i) above)	$__________

(b)	Rentals	+ $__________

(c)	Numerator	= $__________

(2)	Denominator:

(a)	Cash Interest Expenses on Indebtedness	$__________

(b)	Rentals	+ $__________

(c)	Denominator	= $__________

(3)	Fixed Charge Coverage Ratio	_____ to 1.00

(4)	State whether the Fixed Charge Coverage Ratio was less than the permitted under Section 6.21.2	Yes/No

C.	MINIMUM CONSOLIDATED NET WORTH (Section 6.21.3).

(1)	State whether Consolidated Net Worth (as defined) was less than [$100,000,000] at any time during the period from _________ to ____________	Yes/No

II.	OTHER MISCELLANEOUS PROVISIONS

A.	DIVIDENDS AND DISTRIBUTIONS (Section 6.11)

(1)	Aggregate amount of cash dividends paid by the
Company and its Subsidiaries (other than as permitted
under Sections 6.11.1 through 6.11.3
[Maximum: $10,000,000 plus 50% of Consolidated
Net Income for the period from June 30, 2004 to the
most recent fiscal quarter]

B.	INDEBTEDNESS (Section 6.12)

(1)	Aggregate principal amount of intercompany
Indebtedness from the Company or any Guarantor
to any Subsidiary that is not a Guarantor
[Note: Includes only such Indebtedness outstanding
as of the Closing Date]	$__________

(2)	Aggregate principal amount of Indebtedness in connection with overdraft facilities [Maximum: $10,000,000]	$__________

(3)	Aggregate principal amount of Indebtedness evidenced by letters of credit (other than Facility LCs [Maximum: $10,000,000]	$__________

(4)	Aggregate principal amount of other unsecured
Indebtedness incurred by the Company and its Subsidiaries
not otherwise permitted under Section 6.12
[Maximum: $50,000,000]
[Please attached a detailed schedule setting forth all
such Indebtedness]	$__________

C.	ASSET SALES (Section 6.14)

(1)	State whether any asset sales (other than (i) sales of
inventory or obsolete or excess assets, (ii) transfers
of assets between the Company and the Guarantors,
or from any Subsidiary to the Company or any
Guarantor and (iii) certain other sales permitted under
Section 6.14.3 have occurred.	Yes/No

(2)	If yes, attach as a schedule hereto the details of such asset sales and calculation of compliance with Section 6.14.4.

D.	INVESTMENTS (Section 6.15)

(1)	State whether any Permitted Acquisitions occurred
during the period.
[Maximum: If Leverage Ratio is greater than or equal
to 3.0 to 1.0, $10,000,000 per transaction and
$15,000,000 per year; and if Leverage Ratio is greater
than or equal to 2.50 to 1.00 but less than 3.0 to 1.0,
$15,000,000 per transaction and $30,000,000 per
year; at all other times no maximum purchase price
limitations are in effect]	$__________

(2)	Aggregate amount of Investments not otherwise permitted under Sections 6.15.5.1 through 6.15.5.9 [Maximum: 25% of Consolidated Net Worth as of the end of the immediately preceding Fiscal Quarter]	$__________

E.	GUARANTORS (Sections 6.10)

(1)	Set forth below is a list of all Domestic Subsidiaries of the Company. Also set forth below is an indication of whether such Subsidiaries are parties to the Guaranty.

Name of Domestic Subsidiaries and Jurisdiction of Formation	Signatory to Guaranty (Yes/No)

Yes

Yes

SCHEDULE II TO COMPLIANCE CERTIFICATE

Company’s Applicable Margin, Applicable Performance L/C Fee,
and Applicable Commitment Fee Rate Calculation
[Attached]

SCHEDULE III TO COMPLIANCE CERTIFICATE
Reports and Deliveries Currently Due

Exhibit C

Form of Loan/Credit Related Money Transfer Instruction

To:	LaSalle Bank National Association 411 East Wisconsin Avenue Milwaukee, WI 53202

Re:	Revolving Credit Agreement, dated as of October 29, 2004 (as the same may be amended, restated, supplemented or otherwise modified, the “Credit Agreement”), among Johnson Outdoors Inc., a Wisconsin corporation (the “Company”), the subsidiary borrowers from time to time parties thereto, and LaSalle Bank National Association.

        Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement.

        The Lender is specifically authorized and directed to act upon the following standing money transfer instructions with respect to the proceeds of Advances or other extensions of credit from time to time until receipt by the Administrative Agent of a specific written revocation of such instructions by the applicable Borrower, provided, however, that the Lender may otherwise transfer funds as hereafter directed in writing by the applicable Borrower in accordance with Section 13.1 of the Credit Agreement or based on any telephonic notice made in accordance with Section 2.15 of the Credit Agreement.

Facility Identification Number(s):

Customer/Account Name: Johnson Outdoors Inc.

Transfer Funds To:

For Account No.:

Reference/Attention To:

Authorized Officer (Customer Representative):	Date:

(Please Print): ______________________________	Signature ______________________________

Bank Officer Name _________________________	Date:

(Please Print) ______________________________	Signature ______________________________

(Deliver Completed Form to Credit Support Staff For Immediate Processing)

C-1

Exhibit D

Form of Promissory Note

October 29, 2004

        Johnson Outdoors Inc. (the “Borrower”) promises to pay to the order of LaSalle Bank National Association (the “Lender”) the aggregate unpaid principal amount of all Loans made by the Lender to the Borrower pursuant to Article 2 of the Agreement (as hereinafter defined), in immediately available funds at the office of the Lender in Chicago, Illinois, together with interest on the unpaid principal amount hereof at the rates and on the dates set forth in the Agreement. The Borrower shall pay the principal of and accrued and unpaid interest on the Loans in full on the Facility Termination Date.

        The Lender shall, and is hereby authorized to, record on the schedule attached hereto, or to otherwise record in accordance with its usual practice, the date and amount of each Loan and the date and amount of each principal payment hereunder.

        This Note is the Note issued pursuant to, and is entitled to the benefits of, the Revolving Credit Agreement dated as of October 29, 2004 (which, as it may be amended, restated, supplemented or otherwise modified and in effect from time to time, is herein called the (“Agreement”), among the Borrower, the Subsidiary Borrowers from time to time parties thereto and the Lender to which Agreement reference is hereby made for a statement of the terms and conditions governing this Note, including the terms and conditions under which this Note may be prepaid or its maturity date accelerated. Capitalized terms used herein and not otherwise defined herein are used with the meanings attributed to them in the Agreement.

        The Borrower hereby waives presentment, demand, protest and any notice of any kind. No failure to exercise and no delay in exercising, any rights hereunder on the part of the holder hereof shall operate as a waiver of such rights.

        This Note shall be governed by and construed in accordance with the internal laws of the State of Illinois, but giving effect to applicable federal laws.

JOHNSON OUTDOORS INC.
By:
Print Name: Title:

SCHEDULE OF LOANS AND PAYMENTS OF PRINCIPAL TO NOTE

DATED OCTOBER 29, 2004

Date	Principal Amount of Loan	Maturity of Interest Period	Principal Amount Paid	Unpaid Balance

Exhibit E

List of Closing Documents

CLOSING CHECKLIST
Revolving Credit Agreement
by and among
Johnson Outdoors Inc.,
one or more other Subsidiary Borrowers
from time to time party thereto, and
LaSalle Bank National Association
October 29, 2004

	ITEM		PARTY RESPONSIBLE FOR PREPARATION
1	Revolving Credit Agreement		Q&B
	a.	Exhibit A (Form of Opinion of Borrowers' and	Q&B/F&L
Guarantors' Counsel)
	b.	Exhibit B (Form of Compliance Certificate)	Q&B
	c.	Exhibit C (Form of Loan/Credit Related	Q&B
Money Transfer Instruction)
	d.	Exhibit D (Form of Note)	Q&B
	e.	Exhibit E (List of Closing Documents)	Q&B
	f.	Exhibit F (Form of Guaranty)	Q&B
	g.	Exhibit G (Form of Assumption Letter)	Q&B
	h.	Pricing Schedule	LaSalle
	i.	Commitment Schedule	LaSalle
	j.	Eurocurrency Payment Office Schedule	LaSalle
	k.	Schedule 1.1 (Subsidiary Borrowers)	JOI
	l.	Schedule 2.21 (Existing Letters of Credit)	JOI
	m.	Schedule 5.4 (Financial Statements)	JOI
	n.	Schedule 5.7 (Litigation)	JOI
	o.	Schedule 5.8 (Subsidiaries)	JOI
	p.	Schedule 5.14 (ERISA Matters)	JOI
	q.	Schedule 5.16 (Environmental Matters)	JOI
	r.	Schedule 6.12 (Existing Indebtedness)	JOI
	s.	Schedule 6.15 (Existing Investments)	JOI
	t.	Schedule 6.16 (Existing Liens)	Q&B/JOI
2	Secretary's Certificates (Bylaws, Resolutions and Incumbency)		JOI
	a.	Johnson Outdoors Inc.
	b.	Leisure Life Limited
	c.	Old Town Canoe Company
	d.	Techsonic Industries, Inc.
	e.	Under Sea Industries, Inc.

E-1

	ITEM		PARTY RESPONSIBLE FOR PREPARATION
3	Articles or Certificates of Incorporation		JOI
	a.	Johnson Outdoors Inc.
	b.	Leisure Life Limited
	c.	Old Town Canoe Company
	d.	Techsonic Industries, Inc.
	e.	Under Sea Industries, Inc.
4	Good Standing or Active Status Certificates		JOI
	a.	Johnson Outdoors Inc.
	b.	Leisure Life Limited
	c.	Old Town Canoe Company
	d.	Techsonic Industries, Inc.
	e.	Under Sea Industries, Inc.
5	Compliance Certificate		Q&B
6	Opinion of Borrower's and Guarantors' Counsel		Q&B/F&L
7	Note		Q&B
8	Guaranty		Q&B
9	Provide satisfactory evidence that the Existing Credit		JOI
Agreement has been terminated and that all
amounts payable thereunder have been paid in full

E-2

Exhibit F

Form of Guaranty

        THIS GUARANTY (this “Guaranty”) is made as of the 29th day of October, 2004, by and among Leisure Life Limited, a Michigan corporation, Old Town Canoe Company, a Delaware corporation, Techsonic Industries, Inc., an Alabama corporation, and Under Sea Industries, Inc., a Delaware corporation (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower which become parties to this Guaranty by executing a supplement hereto in the form attached as Annex I, the “Guarantors”), in favor of the Lender, under the Credit Agreement referred to below.

WITNESSETH:

        WHEREAS, JOHNSON OUTDOORS INC., a Wisconsin corporation (the “Company”), the Subsidiary Borrowers from time to time parties thereto (together with the Company, the “Borrowers”), and the Lender have entered into a certain Revolving Credit Agreement dated as of October 29, 2004 (as the same may be amended, modified, supplemented and/or restated, and as in effect from time to time, the “Credit Agreement”), providing, subject to the terms and conditions thereof, for extensions of credit and other financial accommodations to be made by the Lender to the Borrower;

        WHEREAS, it is a condition precedent to the initial extensions of credit by the Lender under the Credit Agreement that each of the Guarantors (constituting all of the Domestic Subsidiaries required to execute this Guaranty pursuant to Section 6.10 of the Credit Agreement) execute and deliver this Guaranty, whereby each of the Guarantors shall guarantee the payment when due of all Obligations (as defined in the Credit Agreement), including, without limitation, all principal, interest, letter of credit reimbursement obligations and other amounts that shall be at any time payable by the Borrowers under the Credit Agreement, the other Loan Documents, and any Financial Contract to which the Lender or any affiliate of the Lender shall be a party (each a “Designated Financial Contract”); and

        WHEREAS, in consideration of the direct and indirect financial and other support that one or more of the Borrowers has provided, and such direct and indirect financial and other support as the Borrowers may in the future provide, to the Guarantors, and in order to induce the Lender to enter into the Credit Agreement, each of the Guarantors is willing to guarantee the obligations of the Borrowers under the Credit Agreement, any Designated Financial Contract and the other Loan Documents;

        NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

        SECTION 1.     Definitions. Terms defined in the Credit Agreement and not otherwise defined herein have, as used herein, the respective meanings provided for therein. For purposes of this Guaranty, “Holders of Obligations” means the holders of the Obligations from time to time and shall include (i) the Lender and LC Issuer in respect of its Credit Extensions, (ii) the Lender in respect of all other present and future obligations and liabilities of the Borrowers of every type and description arising under or in connection with the Credit Agreement or any other Loan Document, (iii) each indemnified party under Section 10.6 of the Credit Agreement in respect of the obligations and liabilities of the Borrowers to such Person hereunder and under the other Loan Documents, and (iv) their respective successors, transferees and assigns.

        SECTION 2.     Representations, Warranties and Covenants. Each of the Guarantors represents and warrants (which representations and warranties shall be deemed to have been renewed at the time of the making, conversion or continuation of any Loan or issuance of any Facility LC) that:

(A) It is a corporation, partnership or limited liability company duly and properly incorporated or organized, as the case may be, validly existing and (to the extent such concept applies to such entity) in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except to the extent that the failure to have such authority could not reasonably be expected to have a Material Adverse Effect.

(B) It (to the extent applicable) has the power and authority and legal right to execute and deliver this Guaranty and to perform its obligations hereunder. The execution and delivery by each Guarantor of this Guaranty and the performance by each of its obligations hereunder have been duly authorized by proper proceedings, and this Guaranty constitutes a legal, valid and binding obligation of each Guarantor, respectively, enforceable against such Guarantor, respectively, in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

(C) Neither the execution and delivery by it of this Guaranty, nor the consummation of the transactions herein contemplated, nor compliance with the provisions hereof will (i) violate any law, rule, regulation, order, writ, judgment, injunction, decree or award binding on it or its articles or certificate of incorporation, limited liability company or partnership agreement, certificate of partnership, articles or certificate of organization, by-laws, or operating agreement or other management agreement, as the case may be, or the provisions of any indenture, instrument or agreement to which it is a party or is subject, or by which it, or its Property, is bound, or (ii) conflict with, or constitute a default under, or result in, or require, the creation or imposition of any Lien in, of or on its Property pursuant to the terms of, any such indenture, instrument or agreement. No order, consent, adjudication, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of any governmental or public body or authority, or any subdivision thereof, which has not been obtained by it, is required to be obtained by it in connection with the execution, delivery and performance by it of, or the legality, validity, binding effect or enforceability against it of, this Guaranty.

In addition to the foregoing, each of the Guarantors covenants that, so long as the Lender has any Commitment outstanding under the Credit Agreement or any amount payable under the Credit Agreement or any other Guaranteed Obligations (as defined below) shall remain unpaid, it will, and, if necessary, will enable the Borrowers to, fully comply with those covenants and agreements of the Borrowers applicable to such Guarantor set forth in the Credit Agreement.

        SECTION 3.     The Guaranty. Each of the Guarantors hereby unconditionally guarantees, jointly with the other Guarantors and severally, the full and punctual payment when due (whether at stated maturity, upon acceleration or otherwise) of the Obligations, including, without limitation, (i) the principal of and interest on each Advance made to any of the Borrowers pursuant to the Credit Agreement, (ii) any Reimbursement Obligations of the Borrowers, (iii) all obligations of the Borrowers owing to any Lender or any affiliate of any Lender under any Designated Financial Contract, and (iv) all other amounts payable by any of the Borrowers or any of their Subsidiaries under the Credit Agreement, any Designated Financial Contract and the other Loan Documents (all of the foregoing being referred to collectively as the “Guaranteed Obligations”). Upon failure by any Borrower or any of their respective Affiliates, as applicable, to pay punctually any such amount, each of the Guarantors agrees that it shall forthwith on demand pay such amount at the place and in the manner specified in the Credit Agreement, any Designated Financial Contract or the relevant Loan Document, as the case may be. Each of the Guarantors hereby agrees that this Guaranty is an absolute, irrevocable and unconditional guaranty of payment and is not a guaranty of collection.

        SECTION 4.     Guaranty Unconditional. The obligations of each of the Guarantors hereunder shall be unconditional and absolute and, without limiting the generality of the foregoing, shall not be released, discharged or otherwise affected by:

(A) any extension, renewal, settlement, indulgence, compromise, waiver or release of or with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations, whether (in any such case) by operation of law or otherwise, or any failure or omission to enforce any right, power or remedy with respect to the Guaranteed Obligations or any part thereof or any agreement relating thereto, or with respect to any obligation of any other guarantor of any of the Guaranteed Obligations;

(B) any modification or amendment of or supplement to the Credit Agreement, any Designated Financial Contract or any other Loan Document, including, without limitation, any such amendment which may increase the amount of, or the interest rates applicable to, any of the Obligations guaranteed hereby;

(C) any release, surrender, compromise, settlement, waiver, subordination or modification, with or without consideration, of any other guaranties with respect to the Guaranteed Obligations or any part thereof, or any other obligation of any person or entity with respect to the Guaranteed Obligations or any part thereof, or any nonperfection or invalidity of any direct or indirect security, if any, for the Guaranteed Obligations;

(D) any change in the corporate, partnership or other existence, structure or ownership of any Borrower or any other guarantor of any of the Guaranteed Obligations, or any insolvency, bankruptcy, reorganization or other similar proceeding affecting any Borrower or any other guarantor of the Guaranteed Obligations, or any of their respective assets or any resulting release or discharge of any obligation of any Borrower or any other guarantor of any of the Guaranteed Obligations;

(E) the existence of any claim, setoff or other rights which the Guarantors may have at any time against any Borrower, any other guarantor of any of the Guaranteed Obligations, any Holder of Obligations or any other Person, whether in connection herewith or in connection with any unrelated transactions, provided that nothing herein shall prevent the assertion of any such claim by separate suit or compulsory counterclaim;

(F) the enforceability or validity of the Guaranteed Obligations or any part thereof or the genuineness, enforceability or validity of any agreement relating thereto or with respect to any collateral securing the Guaranteed Obligations or any part thereof, or any other invalidity or unenforceability relating to or against an Borrower or any other guarantor of any of the Guaranteed Obligations, for any reason related to the Credit Agreement, any Designated Financial Contract, any other Loan Document, or any provision of applicable law or regulation purporting to prohibit the payment by any Borrower or any other guarantor of the Guaranteed Obligations, of any of the Guaranteed Obligations;

(G) the failure of the Lender to take any steps to perfect and maintain any security interest in, or to preserve any rights to, any security or collateral for the Guaranteed Obligations, if any;

(H) the election by, or on behalf of, any one or more of the Holders of Obligations, in any proceeding instituted under Chapter 11 of Title 11 of the United States Code (11 U.S.C. 101 et seq.) (the “Bankruptcy Code”), of the application of Section 1111(b)(2) of the Bankruptcy Code;

(I) any borrowing or grant of a security interest by any Borrower, as debtor-in-possession, under Section 364 of the Bankruptcy Code;

(J) the disallowance, under Section 502 of the Bankruptcy Code, of all or any portion of the claims of any of the Holders of Obligations or the Lender for repayment of all or any part of the Guaranteed Obligations;

(K) the failure of any other Guarantor to sign or become party to this Guaranty or any amendment, change, or reaffirmation hereof; or

(L) any other act or omission to act or delay of any kind by any Borrower, any other guarantor of the Guaranteed Obligations, the Lender, any Holder of Obligations or any other Person or any other circumstance whatsoever which might, but for the provisions of this Section 4, constitute a legal or equitable discharge of any Guarantor’s obligations hereunder.

        SECTION 5.     Discharge Only Upon Payment In Full: Reinstatement In Certain Circumstances. Each of the Guarantors’ obligations hereunder shall remain in full force and effect until all Guaranteed Obligations shall have been paid in full in cash and the Commitments and all Facility LCs issued under the Credit Agreement shall have terminated or expired. If at any time any payment of the principal of or interest on any Advance, any Reimbursement Obligation or any other amount payable by any Borrower or any other party under the Credit Agreement, any Designated-Financial Contract or any other Loan Document is rescinded or must be otherwise restored or returned upon the insolvency, bankruptcy or reorganization of any Borrower or otherwise, each of the Guarantors’ obligations hereunder with respect to such payment shall be reinstated as though such payment had been due but not made at such time.

        SECTION 6.     General Waivers. Each of the Guarantors irrevocably waives acceptance hereof, presentment, demand or action on delinquency, protest, the benefit of any statutes of limitations and, to the fullest extent permitted by law, any notice not provided for herein, as well as any requirement that at any time any action be taken by any Person against any Borrower, any other guarantor of the Guaranteed Obligations, or any other Person.

        SECTION 7.     Subordination of Subrogation; Subordination of Intercompany Indebtedness.

(A) Subordination of Subrogation. Until the Guaranteed Obligations have been indefeasibly paid in full in cash, the Guarantors (i) shall have no right of subrogation with respect to such Guaranteed Obligations and (ii) waive any right to enforce any remedy which the Holders of Obligations, LC Issuers or the Lender now have or may hereafter have against any Borrower, any endorser or any guarantor of all or any part of the Guaranteed Obligations or any other Person, and the Guarantors waive any benefit of, and any right to participate in, any security or collateral given to the Holders of Obligations, the LC Issuers and the Lender to secure the payment or performance of all or any part of the Guaranteed Obligations or any other liability of the Borrowers to the Holders of Obligations or LC Issuers. Should any Guarantor have the right, notwithstanding the foregoing, to exercise its subrogation rights, each Guarantor hereby expressly and irrevocably (A) subordinates any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off that the Guarantor may have to the indefeasible payment in full in cash of the Guaranteed Obligations, and (B) waives any and all defenses available to a surety, guarantor or accommodation co-obligor until the Guaranteed Obligations are indefeasibly paid in full in cash. Each Guarantor acknowledges and agrees that this subordination is intended to benefit the Lender and the Holders of Obligations and shall not limit or otherwise affect such Guarantor’s liability hereunder or the enforceability of this Guaranty, and that the Lender, the Holders of Obligations and their respective successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 7(A).

(B) Subordination of Intercompany Indebtedness. Each Guarantor agrees that any and all claims of such Guarantor against either any Borrower or any other Guarantor hereunder (each an “Obligor”) with respect to any “Intercompany Indebtedness” (as hereinafter defined), any endorser, obligor or any other guarantor of all or any part of the Guaranteed Obligations, or against any of its properties shall be subordinate and subject in right of payment to the prior payment, in full and in cash, of all Guaranteed Obligations. Notwithstanding any right of any Guarantor to ask, demand, sue for, take or receive any payment from any Obligor, all rights, liens and security interests of such Guarantor, whether now or hereafter arising and howsoever existing, in any assets of any other Obligor shall be and are subordinated to the rights of the Holders of Obligations and the Lender in those assets. No Guarantor shall have any right to possession of any such asset or to foreclose upon any such asset, whether by judicial action or otherwise, unless and until all of the Guaranteed Obligations (other than contingent indemnity obligations) shall have been fully paid and satisfied (in cash) and all financing arrangements pursuant to any Loan Document or any Designated Financial Contract have been terminated. If all or any part of the assets of any Obligor, or the proceeds thereof, are subject to any distribution, division or application to the creditors of such Obligor, whether partial or complete, voluntary or involuntary, and whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding, or if the business of any such Obligor is dissolved or if substantially all of the assets of any such Obligor are sold, then, and in any such event (such events being herein referred to as an “Insolvency Event”), any payment or distribution of any kind or character, either in cash, securities or other property, which shall be payable or deliverable upon or with respect to any indebtedness of any Obligor to any Guarantor (“Intercompany Indebtedness”) shall be paid or delivered directly to the Lender for application on any of the Guaranteed Obligations, due or to become due, until such Guaranteed Obligations (other than contingent indemnity obligations) shall have first been fully paid and satisfied (in cash). Should any payment, distribution, security or instrument or proceeds thereof be received by the applicable Guarantor upon or with respect to the Intercompany Indebtedness after any Insolvency Event and prior to the satisfaction of all of the Guaranteed Obligations (other than contingent indemnity obligations) and the termination of all financing arrangements pursuant to any Loan Document among the Borrower and the Holders of Obligations, such Guarantor shall receive and hold the same in trust, as trustee, for the benefit of the Holders of Obligations and shall forthwith deliver the same to the Lender, for the benefit of the Holders of Obligations, in precisely the form received (except for the endorsement or assignment of the Guarantor where necessary), for application to any of the Guaranteed Obligations, due or not due, and, until so delivered, the same shall be held in trust by the Guarantor as the property of the Holders of Obligations. If any such Guarantor fails to make any such endorsement or assignment to the Lender or any of its officers or employees is irrevocably authorized to make the same. Each Guarantor agrees that until the Guaranteed Obligations (other than the contingent indemnity obligations) have been paid in full (in cash) and satisfied and all financing arrangements pursuant to any Loan Document among the Borrowers and the Holders of Obligations have been terminated, no Guarantor will assign or transfer to any Person (other than the Lender) any claim any such Guarantor has or may have against any Obligor.

        SECTION 8.     Contribution with Respect to Guaranteed Obligations.

(A) To the extent that any Guarantor shall make a payment under this Guaranty (a “Guarantor Payment”) which, taking into account all other Guarantor Payments then previously or concurrently made by any other Guarantor, exceeds the amount which otherwise would have been paid by or attributable to such Guarantor if each Guarantor had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion as such Guarantor’s “Allocable Amount” (as defined below) (as determined immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of each of the Guarantors as determined immediately prior to the making of such Guarantor Payment, then, following indefeasible payment in full in cash of the Guaranteed Obligations and termination of the Credit Agreement and the Designated Financial Contracts, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each other Guarantor for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(B) As of any date of determination, the “Allocable Amount” of any Guarantor shall be equal to the maximum amount of the claim which could then be recovered from such Guarantor under this Guaranty without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(C) This Section 8 is intended only to define the relative rights of the Guarantors, and nothing set forth in this Section 8 is intended to or shall impair the obligations of the Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guaranty.

(D) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of the Guarantor to which such contribution and indemnification is owing.

(E) The rights of the indemnifying Guarantors against other Guarantors under this Section 8 shall be exercisable upon the full and indefeasible payment of the Guaranteed Obligations in cash and the termination of the Credit Agreement and the Designated Financial Contracts.

        SECTION 9.     Stay of Acceleration. If acceleration of the time for payment of any amount payable by the Borrowers under the Credit Agreement, any Designated Financial Contract or any other Loan Document is stayed upon the insolvency, bankruptcy or reorganization of any Borrower, all such amounts otherwise subject to acceleration under the terms of the Credit Agreement, any Designated Financial Contract or any other Loan Document shall nonetheless be payable by each of the Guarantors hereunder forthwith on demand by the Lender.

        SECTION 10.    Notices. All notices, requests and other communications to any party hereunder shall be given in the manner prescribed in Article 14 of the Credit Agreement with respect to the Lender at its notice address therein and with respect to any Guarantor at the address set forth below or such other address or telecopy number as such party may hereafter specify for such purpose by notice to the Lender in accordance with the provisions of such Article 14.

Notice Address for Guarantors:

c/o Johnson Outdoors Inc. 555 Main Street, Suite 28 Racine, WI 53403 Attention: David Harrington Phone: 262/631-6634 Fax: 262/631-6608

        SECTION 11.     No Waivers. No failure or delay by the Lender or any Holder of Obligations in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided in this Guaranty, the Credit Agreement, any Designated Financial Contract and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies provided by law.

        SECTION 12.    Successors and Assigns. This Guaranty is for the benefit of the Lender and the Holders of Obligations and their respective successors and permitted assigns, provided, that no Guarantor shall have any right to assign its rights or obligations hereunder without the consent of the Lender, and any such assignment in violation of this Section 12 shall be null and void; and in the event of an assignment of any amounts payable under the Credit Agreement, any Designated Financial Contract or the other Loan Documents in accordance with the respective terms thereof, the rights hereunder, to the extent applicable to the indebtedness so assigned, may be transferred with such indebtedness. This Guaranty shall be binding upon each of the Guarantors and their respective successors and assigns.

        SECTION 13.    Changes in Writing. Other than in connection with the addition of additional Subsidiaries, which become parties hereto by executing a supplement hereto in the form attached as Annex I, neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated orally, but only in writing signed by each of the Guarantors and the Lender under the Credit Agreement.

        SECTION 14.    GOVERNING LAW. THIS GUARANTY SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING, WITHOUT LIMITATION, 735 ILCS 105/5-1 ET SEQ, BUT OTHERWISE WITHOUT REGARD TO THE CONFLICT OF LAWS PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        SECTION 15.    CONSENT TO JURISDICTION; SERVICE OF PROCESS; JURY TRIAL.

(A) CONSENT TO JURISDICTION. EACH GUARANTOR HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR ILLINOIS STATE COURT SITTING IN CHICAGO, ILLINOIS IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS GUARANTY AND EACH GUARANTOR HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WANES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM. NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE LENDER OR THE LC ISSUER TO BRING PROCEEDINGS AGAINST ANY GUARANTOR IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY ANY GUARANTOR AGAINST THE LENDER OR THE LC ISSUER OR ANY AFFILIATE OF THE LENDER, OR THE LC ISSUER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN CHICAGO, ILLINOIS OR THE CITY IN WHICH THE PRINCIPAL OFFICE OF THE LENDER OR AFFILIATE, AS THE CASE MAY BE, IS LOCATED.

(B) WAIVER OF JURY TRIAL. EACH GUARANTOR HEREBY WAIVES TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

        SECTION 16. No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Guaranty. In the event an ambiguity or question of intent or interpretation arises, this Guaranty shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Guaranty.

        SECTION 17.    Taxes, Expenses of Enforcement, etc.

(A) Taxes.

(i) All payments by any Guarantor to or for the account of the Lender or the LC Issuer hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes. If any Guarantor shall required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender or the LC Issuer, (a) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 17(A)) the Lender or the LC Issuer (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (b) such Guarantor shall make such deductions, (c) such Guarantor shall pay the full amount deducted to the relevant authority in accordance with applicable law and (d) such Guarantor shall furnish to the Lender the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(ii) In addition, the Guarantors hereby agree to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note or Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Guaranty or any Note or Facility LC Application (“Other Taxes”).

(iii) The Guarantors hereby agree to indemnify the Lender and the LC Issuer for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 17(A)) paid by the Lender or the LC Issuer and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. Payments due under this indemnification shall be made within thirty (30) days of the date the Lender or the LC Issuer makes demand therefor.

(B) Expenses of Enforcement, Etc. Subject to the terms of the Credit Agreement, after the occurrence of a Default under the Credit Agreement, the Lender may commence enforcement proceedings with respect to the Guaranteed Obligations. The Guarantors agree to reimburse the Lender and the Holders of Obligations for any reasonable costs and out-of-pocket expenses (including reasonable attorneys’ fees and time charges of attorneys for the Lender and the Holders of Obligations, which attorneys may be employees of the Lender or the Holders of Obligations) paid or incurred by the Lender or any Holders of Obligation in connection with the collection and enforcement of amounts due under the Loan Documents, including without limitation this Guaranty. The Lender agrees to distribute payments received from any of the Guarantors hereunder to the Holders of Obligations on a pro rata basis for application in accordance with the terms of the Credit Agreement.

        SECTION 18.    Setoff. At any time after all or any part of the Guaranteed Obligations have become due and payable (by acceleration or otherwise), each Holder of Obligations and the Lender may, without notice to any Guarantor and regardless of the acceptance of any security or collateral for the payment hereof, appropriate and apply toward the payment of all or any part of the Guaranteed Obligations (i) any indebtedness due or to become due from such Holder of Obligations or the Lender to any Guarantor, and (ii) any moneys, credits or other property belonging to any Guarantor, at any time held by or coming into the possession of such Holder of Obligations or the Lender or any of their respective affiliates.

        SECTION 19.    Financial Information. Each Guarantor hereby assumes responsibility for keeping itself informed of the financial condition of the Borrowers and any and all endorsers and/or other Guarantors of all or any part of the Guaranteed Obligations, and of all the circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations, or any part thereof, that diligent inquiry would reveal, and each Guarantor hereby agrees that none of the Holders of Obligations or the Lender shall have any duty to advise such Guarantor of information known to any of them regarding such condition or any such circumstances. In the event any Holder of Obligations or the Lender, in its sole discretion, undertakes at any time or from time to time to provide any such information to a Guarantor, such Holder of Obligations or the Lender shall be under no obligation (i) to undertake any investigation not a part of its regular business routine, (ii) to disclose any information which such Holder of Obligations or the Lender, pursuant to accepted or reasonable commercial finance or banking practices, wishes to maintain confidential or (iii) to make any other or future disclosures of such information or any other information to such Guarantor.

        SECTION 20.    Severability. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Guaranty shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Guaranty.

        SECTION 21.    Merger. This Guaranty represents the final agreement of each of the Guarantors with respect to the matters contained herein and may not be contradicted by evidence of prior or contemporaneous agreements, or subsequent oral agreements, between the Guarantor and any Holder of Obligations or the Lender.

        SECTION 22.    Headings. Section headings in this Guaranty are for convenience of reference only and shall not govern the interpretation of any provision of this Guaranty.

REMAINDER OF PAGE INTENTIONALLY BLANK

        IN WITNESS WHEREOF, the Initial Guarantors have caused this Guaranty to be duly executed by its authorized officer as of the day and year first above written.

LEISURE LIFE LIMITED
By:
Its:

OLD TOWN CANOE COMPANY
By:
Its:

TECHSONIC INDUSTRIES, INC.
By:
Its:

UNDER SEA INDUSTRIES, INC.
By:
Its:

ANNEX I TO GUARANTY

        Reference is hereby made to the Guaranty (the “Guaranty”) made as of the 29th day of October, 2004, by and among Leisure Life Limited, a Michigan corporation, Old Town Canoe Company, a Delaware corporation, Techsonic Industries, Inc., an Alabama corporation, Under Sea Industries, Inc., a Delaware corporation, and Uwatec USA, Inc., a Maine corporation (the “Initial Guarantors” and along with any additional Subsidiaries of the Borrower, which become parties thereto and together with the undersigned, the “Guarantors”) in favor of the Lender, for the ratable benefit of the Holders of Obligations, under the Credit Agreement. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Guaranty. By its execution below, the undersigned [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company], agrees to become, and does hereby become, a Guarantor under the Guaranty and agrees to be bound by such Guaranty as if originally a party thereto. By its execution below, the undersigned represents and warrants as to itself that all of the representations and warranties contained in Section 2 of the Guaranty are true and correct in all respects as of the date hereof.

        IN WITNESS WHEREOF, [NAME OF NEW GUARANTOR], a [corporation] [partnership] [limited liability company] has executed and delivered this Annex I counterpart to the Guaranty as of this ____ day of _____________, _____.

[NAME OF NEW GUARANTOR]
By:
Its:

Exhibit G

Form of Assumption Letter

____________________, 20___

LaSalle Bank National Association
411 E. Wisconsin Avenue
Milwaukee, WI 53202

Ladies and Gentlemen:

        Reference is made to that certain Revolving Credit Agreement dated as of October 29, 2004 by and among Johnson Outdoors Inc., the Subsidiary Borrowers from time to time parties thereto, and LaSalle Bank National Association (having its principal office in Chicago, IL) (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”). Terms defined in the Credit Agreement and used herein are used herein as defined therein.

        The undersigned, ______________________ (the “Subsidiary”), a ______________ [corporation], wishes to become a “Subsidiary Borrower” under the Credit Agreement, and accordingly hereby agrees that from the date hereof it shall become a “Subsidiary Borrower” under the Credit Agreement and agrees that from the date hereof and until the payment in full of the principal of and interest on all Advances made to it under the Credit Agreement and performance of all of its other obligations thereunder, and termination hereunder of its status as a “Subsidiary Borrower” as provided below, it shall perform, comply with and be bound by each of the provisions of the Credit Agreement which are stated to apply to a “Borrower” or a “Subsidiary Borrower.” Without limiting the generality of the foregoing, the Subsidiary hereby represents and warrants that: (i) each of the representations and warranties set forth in Sections 6.1, 6.2, 6.3 and 6.18 of the Credit Agreement is hereby made by such Subsidiary on and as of the date hereof as if made on and as of the date hereof and as if such Subsidiary is the “Borrower” and this Assumption Letter is the “Agreement” referenced therein, and (ii) it has heretofore received a true and correct copy of the Credit Agreement (including any modifications thereof or supplements or waivers thereto) as in effect on the date hereof. In addition, the Subsidiary hereby authorizes each of the Borrowers to act on its behalf as and to the extent provided for in Article II of the Credit Agreement in connection with the selection of Types and Interest Periods for Advances and the conversion and continuation of Advances.

        The Subsidiary further represents and warrants:

        (A)     Organization and Corporate Powers. Such Subsidiary (i) is a company duly formed and validly existing and in good standing under the laws of the state of its organization (such jurisdiction being hereinafter referred to as the “Home State”) and (ii) has the requisite power and authority to own its property and assets and to carry on its business substantially as now conducted except where the failure to have such requisite authority would not reasonably be expected to have a Material Adverse Effect.

        (B)     Binding Effect. Each Loan Document executed by such Subsidiary is the legal, valid and binding obligation of such Subsidiary enforceable in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally and general equitable principles.

        (C)     No Conflict; Government Consent. Neither the execution and delivery by such Subsidiary of the Loan Documents to which it is a party, nor the consummation by it of the transactions therein contemplated to be consummated-by it, nor compliance by such Subsidiary with the provisions thereof will violate any material law, rule, regulation, order, writ, judgment, injunction, decree or award binding on such Subsidiary or any of its Subsidiaries or such Subsidiary’s or any of its Subsidiaries’ memoranda or articles of association or the provisions of any indenture, instrument or agreement to which such Subsidiary or any of its Subsidiaries is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any lien in, of or on the property of such Subsidiary or any of its Subsidiaries pursuant to the terms of any such indenture, instrument or agreement in any such case which violation, conflict, default, creation or imposition could not reasonably be expected to have a Material Adverse Effect. No order, consent, approval, license, authorization, or validation of, or filing, recording or registration with, or exemption by, any governmental authority is required to authorize, or is required in connection with the execution, delivery and performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, except for such as have been obtained or made.

        So long as the principal of and interest on all Advances made to the Subsidiary Borrower under the Credit Agreement shall have been repaid or paid in full, all Facility LCs issued for the account of the Subsidiary Borrower have expired or been returned and terminated and all other obligations of the Subsidiary Borrower under this Agreement shall have been fully performed, the Company may, by not less than five (5) Business Days’ prior notice to the Lender, terminate its status as a “Subsidiary Borrower.”

        CHOICE OF LAW. THIS ASSUMPTION LETTER SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS (INCLUDING 735 ILCS 105/5-1 ET SEQ. BUT OTHERWISE WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS) OF THE STATE OF ILLINOIS, BUT GIVING EFFECT TO FEDERAL LAWS APPLICABLE TO NATIONAL BANKS.

        IN WITNESS WHEREOF, the Subsidiary has duly executed and delivered this Assumption Letter as of the date and year first above written.

[Name of Subsidiary Borrower]
By:
Title:
Address for Notices under the Credit Agreement:

Consented to:

JOHNSON OUTDOORS INC.
By:
Name: Title:

Pricing Schedule

	LEVEL I STATUS	LEVEL II STATUS	LEVEL III STATUS	LEVEL IV STATUS	LEVEL V STATUS
Applicable Margin	0.0%	0.0%	0.0%	0.0%	0.0%
(Floating Rate)
Applicable Margin	1.00%	1.25%	1.50%	1.75%	2.00%
(Eurocurrency Rate)
Applicable Performance	0.500%	0.625%	0.750%	0.875%	1.00%
LC Fee
Applicable Commitment	.20%	.25%	0.30%	0.35%	0.40%
Fee Rate

For the purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Schedule:

        “Financials” means the annual or quarterly financial statements of the Company delivered pursuant to Section 6.1.1 or 6.1.2, respectively.

        “Level 1 Status” exists at any date if, as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio (Pricing) on such date is less than 2.25 to 1.00.

        “Level II Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status and (ii) as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio (Pricing) on such date is greater than or equal to 2.25 to 1.00 and less than 2.75 to 1.00.

        “Level III Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status or Level II Status and (ii) as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio (Pricing) on such date is greater than or equal to 2.75 to 1.00 and less than 3.25 to 1.00.

        “Level IV Status” exists at any date if, on such date, (i) the Company has not qualified for Level I Status, Level II Status or Level III Status and (ii) as of the last day of the fiscal quarter of the Company referred to in the most recent Financials, the Leverage Ratio (Pricing) on such date is greater than or equal to 3.25 to 1.00 and less than 3.75 to 1.00.

        “Level V Status” exists at any date if, on such date, the Company has not qualified for Level I Status, Level II Status, Level III Status or Level IV Status.

        “Leverage Ratio (Pricing)” means, as of any date of determination, the Leverage Ratio as of the last day of the most recently completed fiscal quarter, exclusive of the adjustments described in clauses (vi) through (viii) of the definition of “EBITDA”, but inclusive of the adjustments in respect of the Identified Plants to the extent permitted under the proviso in the definition of “EBITDA”.

        “Status” means Level I Status, Level II Status, Level III Status, Level IV Status, or Level V Status.

        The Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Performance LC Fee shall be determined in accordance with the foregoing table based on the Company’s Status as reflected in the then most recent Financials. Adjustments, if any, to the Applicable Margin, the Applicable Commitment Fee Rate or the Applicable Performance Fee shall be effective as of the date the Lender has received the applicable Financials. If the Company fails to deliver the Financials to the Lender at the time required pursuant to Section 6.1.1 or 6.1.2, as applicable, then the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Performance LC Fee shall be the highest Applicable Margin, Applicable Commitment Fee Rate and Applicable Performance LC Fee set forth in the foregoing table until the fifth Business Day following the date such Financials are so delivered.

        Notwithstanding anything to the contrary herein, the Applicable Margin, the Applicable Commitment Fee Rate and the Applicable Performance LC Fee shall be based on Level III Status for the period commencing on the Closing Date through and including the first day of the calendar month beginning immediately after the date the Lender has received the Financials for the period ending September 30, 2004.

Commitment Schedule

LENDER	COMMITMENT

LaSalle Bank National Association	$30,000,000

Eurocurrency Payment Office Schedule

EUROCURRENCY PAYMENT OFFICES OF THE LENDER

Currency	Eurocurrency Payment Office

All	LaSalle Bank National Association 135 South LaSalle Chicago, IL 60603

Schedule 1.1

Subsidiary Borrowers

None.

Schedule 5.4

Financial Statements

See attached.

Schedule 5.7

Litigation

None.

Schedule 5.8

Subsidiaries

Johnson Outdoors Canada Inc.	Canada
Old Town Canoe Company	Delaware
Leisure Life Limited	Michigan
Scubapro Scandinavia AB (5)	Sweden
Techsonic Industries, Inc.	Alabama
Under Sea Industries, Inc.	Delaware
JWA Holding B.V	Netherlands
Johnson Beteiligungsgesellschaft GmbH	Germany
Johnson Outdoors V GmbH (5)	Germany
Scubapro Taucherauser GmbH	Germany
Uwatec AG	Switzerland
Uwatec USA, Inc.	Maine
Scubapro Asia Pacific Ltd.	Hong Kong
Uwatec Batam	Indonesia
Scubapro Taucheraustrustungengesellschaft GmbH (5)	Austria
Scubapro Asia, Ltd.	Japan
Scubapro Espana, S.A.(3)	Spain
Scubapro Eu AG	Switzerland
Scubapro Europe Benelux, S.A	Belgium
Johnson Outdoors France	France
Scuba/Uwatec S.A	France
Scubapro Europe S.r.l	Italy
Scubapro Italy S.r.l	Italy
Scubapro (UK) Ltd.(4)	United Kingdom
Scubapro-Uwatec Australia Pty. Ltd.	Australia
Johnson Outdoors Watercraft UK	United Kingdom
Johnson Outdoors Watercraft Ltd.	New Zealand
UWATEC USA, Inc. (5)	Maine
(1)	Unless otherwise indicated in brackets, each company does business only under its legal name.

(2)	Unless otherwise indicated by footnote, each company is a wholly-owned subsidiary of Johnson Outdoors Inc. (through direct or indirect ownership).

(3)	Percentage of stock owned is 98%.

(4)	Percentage of stock owned is 99%.

(5)	Subsidiary is currently inactive or in liquidation

Schedule 5.14

ERISA Matters

None.

Schedule 5.16

Environmental Matters

None.

Schedule 6.12

Existing Indebtedness

Indebtedness per Section 6.12.2
Johnson Outdoors Canada Inc.	C$500,000
Scubapro Europe srl	(euro)191,000
Scubapro Italy srl	(euro)2,777,400
UWATEC AG	SFr 4,000,000
Scuba/UWATEC SA	(euro)700,000
Scubapro (UK) Ltd	(pound)10,000
Indebtedness per Section 6.12.3
Johnson Outdoors Canada Inc.	$2,000,000
Johnson Outdoors Watercraft Ltd	$1,000,000
Scubapro Uwatec Australia Pty. Ltd.	$300,000
Johnson Outdoors France	$250,000

Beneficiary	Amount	Expiration
The Travelers Indemnity Company	$666,930	07/01/2005
Safeco Insurance Company	$100,100	08/15/2005
Lumbermen's Mutual Casualty Company	$122,000	08/25/2005
Lumbermen's Mutual Casualty Company	$265,560	08/25/2005
Lumbermen's Mutual Casualty Company	$266,312	08/25/2005
Lumbermen's Mutual Casualty Company	$285,440	08/25/2005

All letters of credits are issued by Bank One, N.A.

Schedule 6.15

Existing Investments

None except for equity investment in Subsidiaries as detailed on Schedule 5.8 and cash equivalents permitted under 6.15.1

Schedule 6.16

Existing Liens

None